SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

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[  ] Soliciting Material Pursuant to § 240.14a-12

Hess Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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HESS CORPORATION
1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

March 25, 2011

Dear Stockholder:

The annual meeting of stockholders will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 4, 2011, at 2:00 P.M., local time. The formal notice of annual meeting and proxy statement, which are contained in the following pages, outline the action to be taken by the stockholders at the meeting.

You are cordially invited to attend this meeting. The Hess Office Building can be reached, if you travel by car, from Exits 127 (northbound) and 130 (southbound) of the Garden State Parkway or Exit 11 of the New Jersey Turnpike or, if you travel by train, from the Metropark station in Iselin, New Jersey.

We are pleased to furnish our proxy materials to our stockholders over the internet, as permitted by Securities and Exchange Commission rules. We believe this process will enable us to provide you with a convenient way to access our proxy materials, while reducing the costs and environmental impact of our annual meeting. A paper copy of our proxy materials may be requested through one of the methods described in the Notice of Internet Availability of Proxy Materials.

It is important that your shares be represented at the meeting whether or not you are personally able to attend. Accordingly, after reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy by telephone, internet or mail as described in your proxy card or the Notice of Internet Availability of Proxy Materials. If you submit your proxy over the internet, you will have the opportunity to agree to receive future stockholder documents electronically via email, and we encourage you to do so. If you have received a paper copy of the proxy materials and choose to submit your vote by traditional proxy or voting instruction card, please sign, date and mail the card in the enclosed pre-addressed reply envelope. Your cooperation will be appreciated.

Sincerely yours,

Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTING ON EXECUTIVE COMPENSATION
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSAL TO APPROVE THE HESS CORPORATION PERFORMANCE INCENTIVE PLAN FOR SENIOR OFFICERS, AS AMENDED
OTHER MATTERS

HESS CORPORATION
1185 AVENUE OF THE AMERICAS
NEW YORK, N.Y. 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 4, 2011, at 2:00 P.M.

To the Stockholders:

The annual meeting of stockholders of Hess Corporation will be held at the Hess Office Building, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on Wednesday, May 4, 2011, at 2:00 P.M., local time, for the following purposes:

1.	To elect four directors for the ensuing three-year term (pages 1 to 42 of proxy statement);

2.	To conduct a non-binding advisory vote on compensation of our named executive officers (pages 43 and 44);

3.	To conduct a non-binding advisory vote on the frequency of voting on executive compensation (pages 44 and 45);

4.	To act upon the ratification of the selection by the audit committee of Ernst & Young LLP as independent auditors (pages 45 and 46);

5.	To approve the company’s performance incentive plan for senior officers, as amended (pages 47 and 48); and

6.	To transact any other business which properly may be brought before the meeting.

All stockholders are cordially invited to attend, although only stockholders of record at the close of business on March 14, 2011 will be entitled to vote at the meeting.

By order of the board of directors,

George C. Barry
Secretary

New York, New York
March 25, 2011

YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return the proxy card if you request paper copies of proxy materials, or to use the telephone or internet method of voting described in your proxy card or the Notice of Internet Availability of Proxy Materials, so that if you are unable to attend the meeting your shares can be voted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 4, 2011:

Hess Corporation’s proxy statement and 2010 annual report are available at http://www.proxyvoting.com/hes

HESS CORPORATION

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Hess Corporation for use at the annual meeting of stockholders to be held on May 4, 2011, at 2:00 P.M., local time.

The company’s principal executive office is located at 1185 Avenue of the Americas, New York, New York 10036. The approximate date on which this proxy statement is first being furnished to stockholders is March 25, 2011.

Holders of record of common stock of the company at the close of business on March 14, 2011 will be entitled to vote at the annual meeting. Each share of common stock will be entitled to one vote. On March 14, 2011, there were 339,358,040 shares of common stock outstanding. There are no other voting securities of the company outstanding. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business.

In accordance with Securities and Exchange Commission rules, we are making our proxy materials available to stockholders over the internet. On or about March 25, 2011, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders. This Notice contains instructions on how to access this proxy statement and our annual report and submit a proxy over the internet. If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request such materials by following the instructions contained on the Notice.

If at the close of business on March 14, 2011 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the company’s independent auditors. Please note that the rules that guide how brokers vote your shares have changed. Brokers are not permitted to vote your shares for the election of directors or for the advisory votes on executive compensation without your instructions as to how to vote. Please return your completed proxy card so that your vote can be counted.

If you are a registered stockholder, you can simplify your voting by using the internet or calling a toll-free telephone number. Internet and telephone voting information is provided on the proxy card or Notice. A control number, located on the instruction sheet attached to the proxy card or Notice, is designated to verify a stockholder’s identity and allow the stockholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card.

Proxies will be voted at the annual meeting in accordance with the specifications you make on the proxy. If you sign the proxy card or submit a proxy by telephone or over the internet and do not specify how your shares are to be voted, your shares will be voted:

•	for the election of directors nominated herein,

•	for the approval of compensation of our named executive officers,

•	for an annual vote on executive compensation,

•	for the proposal to ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2011, and

•	for the approval of our performance incentive plan for senior officers, as amended.

You may revoke the proxy at any time prior to its use by delivering a written notice to the secretary of the company, by executing a later-dated proxy, by revoting your shares by telephone or on the internet, or by attending the annual meeting and voting in person.

ELECTION OF DIRECTORS

At the annual meeting, four directors are to be elected to serve for a term of three years and until their successors are elected and qualified. It is intended that proxies will be voted for the nominees set forth herein. The board of directors recently adopted amendments to the company’s by-laws to provide for majority voting in uncontested elections of directors (which is the case for the election of directors at the 2011 annual meeting). Accordingly, to be elected as a director of the company at the 2011 annual meeting, nominees must receive a majority of the votes cast. A majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Abstentions and broker non-votes are not counted as votes cast.

If a director is not elected at the 2011 annual meeting and no successor has been elected at the annual meeting, the director is required to promptly tender his or her resignation to the board of directors. The corporate governance and nominating committee is then required to make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. These procedures are described in full in our by-laws, which may be found on the company’s website at www.hess.com.

It is expected that all candidates will be able to serve. However, if one or more are unable to do so, the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the board of directors unless it reduces the number of directors to be elected.

The following table presents information as of March 2, 2011 on the nominees for election as directors of the company and the directors continuing in their respective terms of office, including the specific experience, qualifications, attributes or skills that led the board to conclude that such person should serve as a director:

Nominees for Director
Class II

For the three-year term expiring in 2014

		Director	Principal occupation,
Name	Age	since	other directorships and experience

Edith E. Holiday	58	1993	Corporate Director and Trustee; Former Assistant to the President of the United States and Secretary of the Cabinet; Former General Counsel, United States Department of the Treasury. Director, Canadian National Railway Company, H.J. Heinz Company, RTI International Metals, Inc., White Mountains Insurance Group Ltd., Director or trustee of various Franklin Templeton mutual funds. Ms. Holiday has legal and managerial experience in the public and private sectors.

		Director	Principal occupation,
Name	Age	since	other directorships and experience

John H. Mullin III	69	2007	Chairman, Ridgeway Farm LLC (private company engaged in timber and farming activity); Former Managing Director, Dillon, Read & Co. Inc. (former investment banking firm). Director, Progress Energy, Inc., Sonoco Products Company. Former Trustee, The Putnam Funds. Mr. Mullin has a financial background and investment banking experience.

F. Borden Walker	57	2004	Executive Vice President and President, Marketing and Refining. Mr. Walker has over 30 years experience in the oil and gas industry. Mr. Walker’s in-depth knowledge of marketing and refining operations, both as to the industry generally and the company in particular, helps to inform the board’s decisions on matters relating to this segment of the company’s business.

Robert N. Wilson	70	1996	Chairman, Still River Systems (medical device company);
			Former Vice Chairman of the Board of Directors, Johnson & Johnson. Director, Charles Schwab Corporation, Synta Pharmaceuticals Corp. Former Chairman, Caxton Health Holdings, LLC. During his career, Mr. Wilson acquired managerial, marketing, financial and international experience.

Members of Board of Directors Continuing in Office

Class III

Term expiring in 2012

		Director	Principal occupation,
Name	Age	since	other directorships and experience

John B. Hess	56	1978	Chairman of the Board and Chief Executive Officer. Director, Dow Chemical Company. Mr. Hess has 33 years experience with the company and is its longest-serving director. During his career, Mr. Hess has acquired in-depth knowledge of the company’s strategy and operations and the history of the company’s development, and he and his family have had a long-standing commitment to the company.
Samuel W. Bodman	72	2009	Former Secretary of the United States Department of Energy; Former Deputy Secretary of the United States Department of the Treasury. Director, E.I. duPont de Nemours and Company, AES Corporation, Weatherford International Ltd. Prior to his government service Mr. Bodman was chairman of the board and chief executive officer of a global specialty chemicals company, which also had activities in liquefied natural gas, and was president and chief operating officer of a large financial services firm. During his career in the public and private sector, Mr. Bodman acquired managerial, financial and technical experience, particularly as they relate to the energy sector.
Risa Lavizzo-Mourey	56	2004	President and Chief Executive Officer, The Robert Wood Johnson Foundation. Director, Genworth Financial, Inc. Former Director, Beckman Coulter Inc. Dr. Lavizzo-Mourey has varied managerial and technical experience in matters relating to charitable organizations and health care.

		Director	Principal occupation,
Name	Age	since	other directorships and experience

Craig G. Matthews	67	2002	Former Vice Chairman and Chief Operating Officer, KeySpan Corporation (gas distribution, electricity generation and energy services company). Former Chief Executive Officer, President and Director, NUI, Inc. (natural gas distribution company). Director, National Fuel Gas Company, Republic Financial Corp. During his career, Mr. Matthews acquired managerial and financial experience, particularly in applying accounting principles to issues affecting energy companies, relevant to his service as the financial expert on the company’s audit committee.
Ernst H. von Metzsch	71	2003	Managing Member, Cambrian Capital, L.P. (investment firm); Former Senior Vice President and Partner, Wellington Management Company (investment company). Mr. von Metzsch specialized in investments in energy companies and currently heads his own investment firm. During his career, Mr. von Metzsch acquired financial experience and knowledge of the energy industry and views of the investment community.

Class I

Term expiring in 2013

		Director	Principal occupation,
Name	Age	since	other directorships and experience

Nicholas F. Brady	80	1994	Chairman, Choptank Partners, Inc. (investment firm); Chairman, Darby Overseas Investments, Ltd. (investment firm); Former Secretary of the United States Department of the Treasury; Former Chairman of the Board, Dillon, Read & Co. Inc. (former investment banking firm). Director, Franklin Templeton Investment Fund, Holowesko Partners Ltd., Weatherford International Ltd. Former Director, H.J. Heinz Company. During his career in public and private sector service, Mr. Brady acquired financial, managerial and investment banking experience, international public policy knowledge, and relationships in business and government.

Gregory P. Hill	50	2009	Executive Vice President and President, Worldwide Exploration and Production. Mr. Hill has over 25 years experience in the oil and gas industry. His in-depth knowledge of exploration and production operations, both as to the industry generally and the company in particular, helps to inform the board on decisions relating to this segment of the company’s business.

Thomas H. Kean	75	1990	President, THK Consulting, LLC (consulting firm); Former President, Drew University; Former Governor of the State of New Jersey. Director, Franklin Resources, Inc. Former Director, The CIT Group, Inc., The Pepsi Bottling Group, United Health Group Incorporated. Mr. Kean has varied experience in government, education and the private sector.

Frank A. Olson	78	1998	Former Chairman of the Board and Chief Executive Officer, The Hertz Corporation. Director or trustee of various Franklin Templeton mutual funds. Former Director, Becton Dickinson and Company, White Mountains Insurance Group Ltd. During his career, Mr. Olson acquired managerial, marketing and financial experience.

All of the nominees and directors named above have held substantially the positions or former positions indicated for the past five years, except as described below. From 2005 to 2009, Mr. Bodman was Secretary of the United States Department of Energy. Prior to his joining the company in January 2009, Mr. Hill was employed by Royal Dutch Shell plc. and its affiliates for 25 years, having served most recently in senior executive positions in exploration and production operations. Mr. Wilson was chairman of Caxton Health Holdings LLC from 2004 to 2007.

Messrs. Hess, Brady and Kean may be deemed to be control persons of the company by virtue of their beneficial ownership of common stock as described under “Ownership of Voting Securities by Certain Beneficial Owners.”

The board of directors met 10 times in 2010, including 8 regularly scheduled meetings and 2 special meetings. Each director attended at least 75% of the aggregate of all board of directors meetings and all meetings of the committees of the board of directors on which he or she served during 2010.

Non-management directors meet without members of management present generally after each regularly scheduled board meeting. The chairman of the corporate governance and nominating committee, Mr. Brady, presides at these meetings.

The company expects all directors and nominees to attend the annual meeting of stockholders. All directors attended last year’s annual meeting.

Director and Nominee Independence

The board of directors has affirmatively determined that ten of the thirteen directors on the board, namely, Mr. Bodman, Mr. Brady, Ms. Holiday, Mr. Kean, Ms. Lavizzo-Mourey, Mr. Mullin, Mr. Matthews, Mr. Olson, Mr. von Metzsch and Mr. Wilson, are independent within the meaning of rules and standards of the New York Stock Exchange. The board determined that these directors and nominees not only met all “bright-line” criteria under these rules, but also that, based on all known relevant facts and circumstances, there did not exist any relationship that would compromise the independence of these directors. In particular, the board affirmatively determined that service by Messrs. Brady and Kean as executors of the estate of Leon Hess and as trustees of certain related trusts and entities does not impair their independence because there are no factors relating to such service that would exert influence on their decisions with respect to matters affecting the company.

Corporate Governance Guidelines

The board has approved a set of corporate governance guidelines in accordance with rules of the New York Stock Exchange. These guidelines set forth the key policies relating to corporate governance, including director qualification standards, director responsibilities and director compensation. The board has also approved a code of business conduct and ethics in accordance with rules of the New York Stock Exchange and the Securities and Exchange Commission applicable to all directors, officers and employees, including the chief executive officer, the principal financial and accounting officer and other senior financial officers. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the company’s corporate governance guidelines and its code of business conduct and ethics may be found on the company’s website at

www.hess.com and are also available without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of this proxy statement.

Stockholder and Interested Party Communications

Any stockholder or interested party who wishes to communicate or request a meeting with members of the board of directors or with only non-management directors or any specified individual director may do so by writing to them in care of the Chairperson of the Corporate Governance and Nominating Committee, Hess Corporation, P.O. Box 2694, Easton, Maryland 21601. The stockholders may also communicate directly to the chairperson of this committee by e-mail to directors@hess.com. Communications sent by mail or e-mail will be reviewed by the chairperson of the corporate governance and nominating committee and will be referred for resolution and response as deemed appropriate by the chairperson. If a stockholder requests a meeting, the corporate governance and nominating committee will decide whether the subject matter is a proper one to be addressed by the board and, if so, whether a meeting is warranted. The corporate governance and nominating committee will meet periodically to review all stockholder communications received.

Board Leadership Structure

At present, the board of directors of the company has chosen to combine the positions of chief executive officer and chairman of the board. While the board believes it is important to retain the organizational flexibility to determine whether the roles of chairman of the board and chief executive officer should be separated or combined in one individual, the board currently believes that the interests of the company and its shareholders are better served with one individual serving in both roles. While there may be circumstances in which an independent chairman is appropriate, the board currently believes that the chief executive officer is the individual with the necessary experience, commitment and support of the other board members to effectively carry out the role of chairman.

The board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for their success or failure. Moreover, the board believes that combining the chairman and chief executive officer positions does not impede independent oversight. Ten of the thirteen members of the board of directors are independent under New York Stock Exchange rules. Mr. Nicholas Brady, chairman of the corporate governance and nominating committee, acts as the lead independent director for the board. The independent directors meet in an executive session after each regular board meeting and Mr. Brady acts as chairman of these sessions, at which the independent directors have the opportunity to frankly discuss management performance.

Related Party Transactions

The company expects all directors and executive officers to bring to the company’s attention any related party transactions, including transactions which may be required to be disclosed under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. The company’s code of business conduct and ethics provides that if any company representative, including a director or officer, considers conducting any transaction that reasonably would be expected to give rise to a conflict of interest between the representative and the company, such representative must disclose such transaction in advance to the company’s legal department for review. In addition, the company annually sends each director and executive officer a questionnaire requiring such person to describe any transaction contemplated under Item 404 or in the case of independent directors, any transaction that might compromise their independence. The company also annually conducts a review of its accounting records to determine whether any such related transaction occurred in the prior fiscal year. If any proposed or existing related transaction is identified, the transaction is brought to the general counsel for review. If the general counsel determines the transaction poses a conflict of interest, or would compromise the independence of a non-management director, the general counsel will advise the audit committee of the transaction and the disinterested members of the audit committee will determine whether the transaction serves the best interest of the company and its stockholders and whether if proposed, it may proceed and if existing, it may continue to exist. The general counsel and the disinterested members of the audit committee will determine the appropriate scope of and process for the review of any such transaction based on the then existing facts and circumstances of the transaction in view of applicable listing standards of the New York Stock Exchange.

Compensation and Management Development Committee

The compensation and management development committee of the board of directors is composed of Thomas H. Kean, Chairman, Samuel W. Bodman, Nicholas F. Brady, Frank A. Olson, Ernst H. von Metzsch and Robert N. Wilson. The board has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. This committee met four times in 2010.

The board of directors has adopted a written charter for the compensation and management development committee in accordance with applicable rules of the New York Stock Exchange. A current copy of this charter is available on the company’s website, www.hess.com, and also available without charge upon request to the company’s corporate secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in the charter, this committee’s principal responsibilities are to:

•	review the performance and approve the compensation of the company’s chief executive officer and other named executive officers,

•	review and monitor the company’s compensation and benefit programs,

•	administer and make awards of stock-based compensation under the company’s long-term incentive plans,

•	review management development and succession programs,

•	approve the retention and review the performance of independent compensation consultants to the committee, and

•	prepare its annual report on executive compensation for the company’s proxy statement.

The committee’s processes for determining executive compensation are described in “Compensation Discussion and Analysis” on page 17.

Corporate Governance and Nominating Committee, Board Diversity and Consideration of Stockholder Recommended Candidates

The corporate governance and nominating committee is composed of Nicholas F. Brady, Chairman, Samuel W. Bodman, Edith E. Holiday and Thomas H. Kean. The board of directors has determined that each member of this committee is independent within the meaning of applicable rules of the New York Stock Exchange. The corporate governance and nominating committee met two times in 2010.

The board of directors has adopted a written charter for the corporate governance and nominating committee in accordance with applicable rules of the New York Stock Exchange. A current copy of this charter is available on the company’s website, www.hess.com, and is also available without charge upon request to the company’s secretary at the company’s principal executive office set forth on the first page of this proxy statement. As stated in this charter, this committee’s principal responsibilities are to:

•	identify and recommend individuals to the board for nomination as members of the board and its committees consistent with criteria approved by the board,

•	make recommendations to the board relating to board practices and corporate governance, and

•	develop, recommend to the board and periodically review a set of corporate governance principles applicable to the company.

This committee recommends for election as directors qualified candidates identified through a variety of sources, including stockholder suggestions. Stockholders may suggest candidates by writing to the committee, in care of the secretary of the company at the company’s principal executive office set forth on the first page of this proxy statement. Stockholder suggestions should include a summary of the candidate’s qualifications, the information required by Securities and Exchange Commission rules for director nominees and contact information for the candidate. In accordance with the company’s corporate governance guidelines approved by the board of directors, nominees are reviewed and recommended based on a variety of criteria including:

•	personal qualities and characteristics, education, background, accomplishments and reputation in the business community,

•	current knowledge of the energy industry or industries relevant to the company’s business and relationships with individuals or organizations affecting the domestic and international areas in which the company does business,

•	ability and willingness to commit adequate time to board and committee matters,

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company,

•	diversity of viewpoints, background and experience, and

•	compatibility with independence and other qualifications established by applicable law and rules.

As noted above, among the criteria used to evaluate nominees for the board is diversity of viewpoints, background and experience. The board believes that such diversity provides varied perspectives which promote active and constructive dialogue among board members and between the board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The board believes this diversity is amply demonstrated in the varied experience, qualifications and skills of the current members of the board. In the board’s executive sessions and in annual performance evaluations conducted by the board and its committees, the board from time to time considers whether the members of the board reflect such diversity and whether such diversity contributes to a constructive and collegial environment.

The committee meets to recommend nominees for election at each annual meeting early in the year, generally at a February meeting. From time to time throughout the year, in advance of that meeting, members of the committee will be furnished appropriate materials regarding any new nominees and may from time to time meet with new potential candidates. Stockholder suggestions should be submitted no later than December 1 for consideration as nominees for election at the next annual meeting and otherwise in accordance with the company’s policy and by-laws. The committee follows the same process of identifying and evaluating nominees recommended by stockholders as that for candidates recommended by any other source.

Each of the nominees for election at the 2011 annual meeting was initially recommended either by the non-management directors on the corporate governance and nominating committee (or its predecessor committee) or the chief executive officer. The committee currently does not retain a search firm to identify potential candidates and has not paid fees to any third parties to assist in identifying or evaluating potential nominees.

Audit Committee

The audit committee of the board of directors is composed of Robert N. Wilson, Chairman, Edith E. Holiday, Craig G. Matthews, Risa Lavizzo-Mourey, John H. Mullin and Frank A. Olson. The board has determined that each member of the audit committee is independent within the meaning of applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The board has also determined that Craig G. Matthews is the “audit committee financial expert” as this term is defined under applicable rules of the Securities and Exchange Commission. The audit committee met six times in 2010. In addition, the audit committee held four reviews of quarterly financial results with management and the company’s independent registered public accountants.

The board of directors has adopted a written charter for the audit committee in accordance with applicable rules of the New York Stock Exchange and the Securities and Exchange Commission. A current copy of the charter is available on the company’s website at www.hess.com and without charge upon request to the company’s corporate secretary at its principal executive office set forth on the first page of the proxy statement. As stated in the charter, the audit committee’s principal responsibility is to provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, the investment community and others relating to:

•	the company’s financial statements,

•	the financial reporting practices of the company,

•	the systems of internal accounting and financial controls,

•	the internal audit function,

•	the annual independent audit of the company’s financial statements,

•	the retention of outside auditors and review of their independence,

•	the review of risk and risk controls, and

•	the company’s environmental, health, safety and social responsibility programs and compliance.

Report of the Audit Committee

The audit committee of the board of directors oversees the company’s financial reporting on behalf of the board. Management is responsible for the system of internal controls and for preparing financial statements. The independent registered public accountants are responsible for expressing an opinion on the fair presentation of the financial statements in conformity with generally accepted accounting principles. The audit committee operates in accordance with a charter approved by the board of directors.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements of the company for the year ended December 31, 2010 with management and the independent registered public accountants. Management represented to the committee that these statements were prepared in accordance with generally accepted accounting principles. The audit committee also discussed accounting policies, significant judgements inherent in the financial statements, disclosures and other matters required by generally accepted auditing standards with management and the independent registered public accountants. In addition, the committee has received from the independent registered public accountants the annual independence disclosures and letter pursuant to Rule 3526 of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accountants’ communications with the audit committee concerning independence and discussed with them their independence from management and the company. In that connection, the audit committee considered the compatibility of all non-audit services with the auditors’ independence.

During 2010, the audit committee met with management, the independent registered public accountants and the internal auditors to discuss:

•	the annual audit scope and plans for their respective audits,

•	the adequacy of staffing and related fees,

•	the results of their examinations,

•	the adequacy and effectiveness of internal controls over financial reporting and disclosure controls and procedures,

•	issues raised on the company’s hotline reporting system,

•	matters related to risk and risk controls, and

•	all communications required by PCAOB Standards.

The audit committee also met separately with the independent registered public accountants and the internal auditors without management present.

In reliance on the reviews and discussions with management and the independent registered public accountants, the audit committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as independent registered public accountants for 2011. The board has proposed that the stockholders ratify this selection at the annual meeting.

Robert N. Wilson, Chairman
Edith E. Holiday
Risa Lavizzo-Mourey
Craig G. Matthews
John H. Mullin
Frank A. Olson

Risk Management Oversight

In the normal course of its business, the company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates and currencies, technical risks affecting the company’s resource base, political risks and credit and investment risk.

The company operates a risk control program under the direction of its chief risk officer and through its corporate risk policy, which senior management has approved. The company is developing and implementing an enterprise risk program across the company to strengthen the consistency of risk consideration in making business decisions. For marketing and trading activities, risk limits are monitored and reported on a daily basis to business units and to senior management. The company has a risk committee, chaired by the chief financial officer, consisting of key finance, legal and control executives that meets throughout the year to review risk exposures and controls as well as provide sponsorship of the company’s enterprise risk program.

The audit committee of the board of directors has been delegated primary responsibility for oversight of the company’s risk management practices. At least annually the chief risk officer presents a comprehensive review of the company’s corporate risk policy to the audit committee, discussing the risk control organization and risk control practices. The audit committee will also receive updates at other meetings during the year on any particular matters relating to risk controls that management believes needs to be brought to the attention of the committee. In addition, the full board of directors has oversight of the company’s risk management policies with an emphasis on understanding the key enterprise risks affecting the company’s business and the ways in which the company attempts to prudently mitigate such risks, to the extent reasonably practicable and consistent with the company’s long-term strategies. The chief risk officer reviews the enterprise risk program with the board annually.

Section 16(a) Beneficial Ownership Reporting Compliance

On December 13, 2010, the company filed a Form 4 on behalf of Mr. Robert Biglin, vice president and treasurer of the company, reporting his sale of 2,200 shares of the company’s common stock on December 7, 2010. This sale should have been reported on Form 4 by December 9, 2010. The late filing was due to a miscommunication between this officer’s stockbroker and company personnel preparing the filing.

Executive Compensation and Other Information

Compensation Discussion and Analysis

Executive Summary

2010 Highlights. Overall, we had a strong financial year despite the challenging and volatile economic environment. In an economy that has been slow to recover, the company delivered strong financial and operating results in 2010. Highlights include the following:

•	Achieved net income of $2.1 billion, an increase of 187% over 2009 net income,

•	Delivered total shareholder return (“TSR”) of 27.2%, compared to 22.0% for our oil and gas peers and 15.5% for the S&P 500,

•	Achieved strong year-over-year exploration and production performance, with production growth of 2.5% and reserve replacement of 176%,

•	Increased reserve life to 9.9 years from 9.5 years,

•	Completed several strategic transactions, including an asset trade with Shell and an acquisition from Total that together increased our interest in the Valhall field in Norway to 64% from 28% and two acquisitions that significantly strengthened our position in the Bakken play in North Dakota,

•	Improved the company’s safety performance for the sixth consecutive year, and

•	Received the National Safety Council’s award to our chief executive officer for safety leadership excellence.

Pay for Performance. We believe these financial and operational results were achieved, in part, due to the compensation programs and incentives in place for our senior management team. The incentive compensation provided to our named executive officers (“NEOs”), as detailed within this compensation discussion and analysis and related tables, reflects our company’s solid performance and our focus on aligning pay and performance. Cash bonuses paid to the NEOs for 2010 performance were 117% of target, on average, and reflect strong company and individual performance. As a percent of target, bonus payouts for 2010 performance are lower than bonus payouts for 2009 performance, which on average equaled 121% of target (excluding sign-on bonuses for Messrs. Hill and Goodell). Our chief executive officer (“CEO”) received no salary increase or increase in cash bonus payout in 2010 from 2009 levels, while salaries for our other NEOs rose 4%, on average. The grant date fair values of stock option and restricted stock awards made in 2010 to Messrs. Hess, Walker and Rielly were not significantly different from the grant date fair values of stock option and restricted stock awards to these officers in 2009. The grant date fair values of the stock option and restricted stock awards made in early 2010 to Messrs. Hill and Goodell were lower than the grant date fair values of the awards made to these officers in 2009, principally because the 2009 awards were new-hire grants made for the reasons discussed under “Employment Agreements” below. Equity awards made in 2010 to the NEOs reflect 2009, not 2010, performance. At the time of the grant, the equity awards were made given the company’s strong 2009 performance.

Compensation Program Highlights. Our compensation program is designed to focus our executive officers on Hess’ continued success. This is done by delivering a significant portion of their compensation in the form of performance-based incentives. In order to earn short-term incentive compensation, management must implement and execute on a strategy that requires achievement of corporate net income goals and certain business unit financial and operating metrics. The long-term stock and option awards provide executives considerable incentive to maximize the company’s long-term financial growth. With a majority of potential compensation at risk, the compensation program effectively aligns the interests of our executive officers with those of our stockholders.

The guiding principles used to set our compensation program philosophy and objectives are summarized below:

•	Pay for Performance: Under our compensation program, a significant portion of the compensation for our NEOs is linked to corporate and stock performance. On average, less than 20% of our NEO’s target total direct compensation is guaranteed, in the form of base salary. For our CEO, base salary provides only 11% of total direct compensation. The remainder of our compensation program is dependent on achieving annual bonus goals, specified cash flow hurdles and the performance of our stock.

•	Retain, Attract and Motivate Key Talent: The compensation program structure provides a combination of fixed and variable programs designed to attract, retain, and motivate the most talented executives who can help achieve superior financial results for our company. For example, our restricted stock and option awards are designed not only to attract and motivate our senior management team, but also to promote retention via three-year vesting schedules.

•	Align Executive Interests with Stockholders: In order to create an alignment with stockholders, all of our long-term incentive awards are equity based, linking approximately 60% to 65% of NEO pay to the value and appreciation of our company’s stock, and the restricted stock awards require attainment of a specified minimum cash flow hurdle. Hess has also established stock ownership requirements for our executive officers and expressly prohibits hedging.

•	Emphasize a Culture of Safety and Sustainability: Hess is committed to help meet the world’s demand for energy in a way that protects the health and safety of our stakeholders and the environment and makes a positive impact on the communities where we do business. This commitment is further explained in our annual sustainability report available on our website at www.hess.com. Our compensation programs are aligned with this commitment. Safety and sustainability are integral to our company’s culture and engrained into our compensation philosophy. Health, safety and environmental performance are addressed in both the business unit metrics and individual performance assessment components of our annual cash bonus plan and are also qualitatively considered in our long-term equity compensation determinations.

•	Minimize Compensation Program Risk: While our programs encourage pay for performance, they are also designed with prudent risk management in mind. Some mitigating features of the annual cash bonus plan include limiting the upside potential to 150% of target, incorporating multiple financial and operational metrics, providing appropriate balance between short-term and long-term incentives, and aligning performance goals with the company’s business strategy. In addition, our recoupment policy for the CEO and chief financial officer requires repayment of incentive and equity-based compensation received in the event of a restatement of our financial statements due to misconduct.

•	Consistent Benefit Programs: Our executives participate in the same health and welfare benefit and savings programs as other salaried employees.

•	Limit Perquisites: The company allows very limited perquisites to executives and did not provide perquisites or personal benefits valued at $10,000 or more to any NEO in 2010.

•	Provide Independent Oversight of Programs: The compensation and management development committee, which is composed of only independent directors, has exclusive authority for approving the compensation of our NEOs and may exercise discretion in determining the amount and form of compensation in order to ensure that the guiding principles listed above are followed. The committee or board of directors has taken several actions within the past year (some of which were noted above) in order to more closely align our compensation program with the interests of our stockholders and enhance corporate governance. These actions include the following:

•	Eliminated excise tax gross ups from any change in control agreements that may be entered into in the future,

•	Renewed the executive stock ownership guidelines and increased the CEO’s required salary multiple from 5x to 6x,

•	Raised the annual cash flow hurdle for annual bonus payouts and restricted stock awards under the performance incentive plan from $550 million to $1.75 billion,

•	Adopted a “no hedging” policy for all directors as well as executive officers, and

•	Adopted a majority voting standard in uncontested election of directors.

Total Compensation Objectives and Policies

The compensation and management development committee of the board of directors, or as used in this compensation discussion and analysis, the committee, approves and oversees our executive compensation programs. The objective of our executive compensation programs is to attract and retain executives and motivate them to achieve our business goals through a combination of cash and stock-based compensation. We attempt to reinforce the link between pay and performance by structuring executive compensation so that executives are rewarded if corporate, business unit and individual performance goals are achieved. Moreover, the committee believes that the majority of compensation should be related to our common stock in order to align senior management interests more closely with those of our stockholders and to provide incentives to work for the long-term profitable growth of the company. The company’s compensation strategy is intended to mitigate business risk by emphasizing long-term compensation and performance measures correlated with growing stockholder value. The principal elements of an executive’s total compensation consist of:

•	annual cash salary,

•	annual cash bonus, and

•	long-term equity compensation, consisting of stock options and restricted stock awards.

We also review other elements of compensation, including retirement benefits, life insurance, savings, health and welfare plans and other benefits offered to employees generally in order to evaluate the entire compensation package offered to executives.

Processes and Procedures for Determining Compensation and Role of Compensation Consultants

The committee has exclusive authority for approving the compensation of the CEO and the other NEOs. The human resources department, acting under the supervision of the CEO, develops compensation recommendations for all officers and employees, including the NEOs in accordance with the compensation objectives and policies more fully described elsewhere in this compensation discussion and analysis.

To assist in its review of the compensation recommendations, in 2010 the committee engaged the firm Pay Governance LLC as its compensation consultant. In this capacity, Pay Governance reported exclusively to the compensation and management development committee, which has sole authority to engage, dismiss and approve the terms of engagement of the consultant. During 2010, Pay Governance did not provide any additional services to the Company.

The compensation consultant’s principal responsibility is to advise the committee on compensation recommendations for the NEOs, as well as on general matters relating to executive compensation strategy and programs. Although the consultant interacts with senior executives in our human resources department and with senior management in developing compensation recommendations, the consultant meets privately with the committee in advising on compensation levels for the CEO and the other NEOs. Final decisions on compensation for these individuals are made solely by the committee.

The compensation recommendations are reviewed annually by the compensation and management development committee, usually at its February meeting. The CEO meets with the compensation and management development committee and the compensation consultant to discuss performance objectives and review compensation recommendations for executive officers directly reporting to him, including the other NEOs. Thereafter, the committee meets privately with the compensation consultant to review the compensation recommendations. The committee then determines compensation for the CEO and other NEOs based on the advice of the compensation consultant and in accordance with the compensation objectives and policies described in this compensation discussion and analysis.

In accordance with its charter, the corporate governance and nominating committee periodically reviews and determines appropriate levels of compensation for directors. To assist in conducting this review and making these determinations, this committee has in the past engaged a consultant, Mercer Human Resources Consulting, to compile comparative data and make recommendations.

Total Compensation Methodology and Comparator Group

In order to ensure that our compensation and benefit programs are competitive within our industry, the committee reviews data from a comparative group of companies. In 2010, for the NEOs, comparative data was collected by the compensation consultant from the following group of oil and gas companies:

• Anadarko Petroleum Corporation	• Exxon Mobil Corporation
• Apache Corporation	• Marathon Oil Corporation
• BG Group Inc.	• Murphy Oil Corporation
• BP plc	• Occidental Petroleum Corporation
• Chevron Corporation	• Royal Dutch Shell plc
• ConocoPhillips	• Sunoco Inc.
• Devon Energy Corporation	• Tesoro Petroleum Corporation
• EOG Resources Inc.	• Valero Energy Corporation

Total Direct Compensation

Generally, our objective is to deliver competitive total direct compensation, consisting of cash salary, cash bonus and long-term equity compensation, if specified corporate and business unit performance metrics and individual performance objectives are met. We consider competitive total direct compensation to be total direct compensation for an executive officer that is at or above that paid to executive officers performing similar functions at a majority of our peer companies. We choose to pay this level of compensation in order to remain competitive in attracting and retaining talented executives. Many of our competitors are significantly larger and have financial resources greater than our own. The competition for experienced, technically proficient executive talent in the oil and gas industry is acute, as companies seek to draw from a limited pool of such executives to explore for and develop hydrocarbons that increasingly are in more remote areas and are technologically more difficult to access. We believe that it is necessary to pay at this level to attract talented professionals who might otherwise believe that they are not sufficiently rewarded for the risk of relocating from a larger to a smaller company in the oil and gas industry. Variations in total direct compensation among the NEOs reflect differences in competitive pay for their positions as well as the size and complexity of the business units or functions they oversee, the performance of those business units or functions, and individual performance.

We structure total direct compensation to the NEOs so that the majority of this compensation is delivered in the form of equity awards in order to provide incentives to work toward long-term profitable growth that will enhance stockholder returns. We also structure their cash compensation so that a significant portion is at risk under the company’s cash bonus plan, payable based on corporate, business unit and individual performance. We believe that the mix and structure of compensation strikes a balance to promote long-term returns without motivating or rewarding excessive or inappropriate risk taking. In the following sections, we further detail each component of total direct compensation.

2010 Total Direct Compensation Mix

The mix of compensation for the named executive officers in 2010 was consistent with our goal of structuring total direct compensation so that most is delivered in the form of long-term equity awards and a significant portion of cash compensation is at risk.

The graphs below illustrate the portions of total direct compensation of each of the named executive officers paid as salary and annual cash incentive bonus for 2010 (excluding the remainder of a signing bonus paid to Mr. Goodell) and long-term equity incentive compensation reflecting 2009 performance as shown in the Summary Compensation Table.

Annual Cash Salary

General Objectives. In determining base salary level for executive officers, the committee considers the following qualitative and quantitative factors:

•	job level and responsibilities,

•	relevant experience,

•	individual performance,

•	recent corporate and business unit performance, and

•	our objective of paying competitive total direct compensation if performance metrics are met.

We review base salaries annually, but we do not necessarily award salary increases each year. From time to time base salaries may be adjusted other than as a result of an annual review, in order to address competitive pressures or in connection with a promotion.

2010 Base Salary Increases. In February 2010 the committee decided not to increase Mr. Hess’ salary. The committee approved salary increases for the other NEOs as follows: Mr. Hill, 5.9%; Mr. Walker, 2.8%; Mr. Goodell, 3.8%, Mr. Rielly, 3.6%. These increases were approved in view of the company’s improved financial and operational performance and these officers’ individual performance in 2009. In response to deteriorating market conditions in late 2008, the committee did not grant salary increases to the NEOs and other executive officers for 2009.

Annual Cash Bonus

Elements of Cash Bonus Plan. The annual cash bonus plan for executive officers has both quantitative and qualitative elements. We establish a target bonus for each executive officer based on his or her job level and responsibility and competitive levels for similar positions. For executive officers, including the NEOs:

•	one-third of the target bonus is based on the attainment of a specified target level of a corporate performance metric,

•	one-third is based on attainment of specified business unit metrics, and

•	one-third is based on individual performance and other qualitative factors.

We developed these weightings to link two-thirds of the bonus to quantifiable performance measures but also to permit discretion to recognize individual performance for the remaining one-third. Payouts may range from 0% to 150% for each component of the target bonus, depending upon the percent of attainment of the corporate and business unit performance measures and, with respect to the individual performance component, the committee’s determination of an appropriate amount. In determining the individual performance component, the committee may also take into consideration the desired level of total direct compensation for a particular executive officer.

Determination of Corporate Performance Metric. Our corporate performance metric for 2010 was net income before after-tax interest expense and items affecting the comparability of income between periods. The amount attained for 2010 is calculated as shown under “2010 Cash Bonus Plan Payouts” below. The specific target level of the corporate performance measure to be attained is established with the intention of motivating superior financial performance compared with that of our peers. For the years 2004 through 2010, maximum payout of the corporate performance metric was attained in four of these years and a payout above target but below the maximum payout was attained in three years.

Determination of Business Unit Metrics. Business unit metrics vary for exploration and production and marketing and refining and may also vary among units within a division. Business unit metrics for exploration and production executives may include, for example, those related to reserve life, production growth, controllable costs and safety. Metrics for marketing and refining executives may include, for example, those related to income, direct cash expenses, environmental reporting and safety. The specific targeted levels of business unit performance that are to be attained are established with the intention of motivating continued improvement in performance in an effort to attain first quartile performance compared to our peers. For the years 2004 through 2010, attainment of maximum payout on the business unit metrics for exploration and production and marketing and refining on average was not achieved in any year. Attainment of target payout on business unit metrics for marketing and refining was not achieved in four of those years and in three years was between target and maximum payout, while in exploration and production payout was between target and maximum payout in six of these years and at target in one year.

Assessment of Individual Performance. We assess individual performance on a discretionary basis in view of specific performance objectives developed for each executive at the beginning of each year. Each executive’s manager, in consultation with the executive, develops a set of strategic, financial and operational objectives that the executive will attempt to achieve during that year. At the end of the year, the manager reviews with the executive the extent to which each of these objectives was attained. The CEO conducts these performance reviews for the other NEOs and makes compensation recommendations to the committee based on these reviews. The committee then reviews the CEO’s attainment of his performance objectives. Attainment of an executive’s performance objectives influences not only the individual performance component of his or her annual cash bonus, but also the levels of long-term equity compensation and base salary.

2010 Cash Bonus Plan Payouts. Payouts to the NEOs for corporate and business unit performance are shown in column (g), and payouts for individual performance are included in column (d), of the Summary Compensation Table. In 2010, the company attained above target but less than maximum payout on the corporate performance goal. The amount of the corporate metric attained in 2010 was $1,910 million, which is determined as follows:

	2010	Source
	(Millions of Dollars)

Net Income Attributable to Hess Corporation	$2,125	Page 50 of 2010 Form 10-K
Minus: Items of Expense Affecting Comparability Between Periods, After Taxes	436	Page 25 of 2010 Form 10-K, first table
Plus: After-tax Interest Expense	221	Page 32 of 2010 Form 10-K, first table

2010 Corporate Performance Amount	$1,910

Business Unit Performance. Payouts for the business unit component of the 2010 cash bonus were determined as explained below.

Greg P. Hill.  Business unit metrics for exploration and production for 2010 included nine financial and operational metrics. Although no single business unit metric was material to Mr. Hill’s 2010 cash bonus, certain metrics that positively affected exploration and production business unit performance in 2010 were production growth, controllable cash costs, high-level risk assessment completion and safety training, partly offset by metrics related to reserve life. Production increased and cash cost control was achieved. As a result of performance on these and other metrics, payout on the business unit component of Mr. Hill’s 2010 bonus was moderately above target.

F. Borden Walker.  Business unit metrics for marketing and refining included approximately 30 financial and operating metrics. Although no single business unit metric was material to Mr. Walker’s 2010 cash bonus, certain metrics that positively affected marketing and refining business unit performance in 2010 were energy marketing net income and return on capital employed, direct cash expense and net operating costs, partly offset by metrics related to refining net income. Energy marketing experienced continued strong results and cost containment initiatives progressed. However, lower margins continued to prevail in refining and retail marketing. As a result of performance on these and other metrics, payout on the business unit component of Mr. Walker’s 2010 bonus was above target.

John B. Hess, Timothy B. Goodell and John P. Rielly.  The business unit component of the cash bonus for corporate staff, including Messrs. Hess, Goodell and Rielly, is determined as a composite of business unit performance across the exploration and production and marketing and refining business units. As a result of performance on these metrics, payout on the business unit component of the 2010 bonus for these NEOs was above target.

Individual Performance. As explained above, we assess individual performance on a discretionary basis in view of a number of performance objectives developed for each NEO at the beginning of each year, no one of which was material to any NEO’s 2010 bonus. Certain objectives in 2010 were common to each of these officers, such as developing succession plans for themselves as well as senior staff within their organizations and overseeing performance evaluation, recruiting and talent management and development programs within their organizations. Other objectives were particular to each NEO’s area of responsibility. In addition, in assessing individual performance of the NEOs, the committee considered the contribution of these officers to the company’s key achievements in the last year discussed under “2010 Highlights”, as well as areas in which individual performance fell short of objectives. No formal weightings or formulas were used in this qualitative assessment. Consideration of all these factors resulted in payouts for the discretionary component of the 2010 cash bonus moderately above target for Messrs. Hess, Hill and Goodell and below target for Messrs. Walker and Rielly.

Long-Term Equity Compensation

General Objectives. The company believes that long-term compensation is an important incentive and retention tool. Therefore, it is the largest portion of each executive officer’s total compensation package. The committee has authority to grant a variety of stock-based compensation under the company’s long-term incentive plan, which was approved by stockholders in 2008 and amended and approved by stockholders in 2010. Awards to executive officers under the plan have consisted of restricted stock and stock options. We believe the combination of these two types of equity awards gives executives considerable incentive to maximize long-term financial growth for stockholders and helps retain individuals instrumental to the future growth and profitability of the company. Awards of restricted stock are subject to the Company attaining a specified minimum cash flow hurdle as provided in our performance incentive plan for senior officers.

Timing of Awards. We have adopted a policy generally to make long-term equity compensation awards annually, at the committee’s regular February meeting. We believe this is the appropriate time to make awards and set prices for options, because it is soon after the date in late January when we publicly disclose our earnings for the prior fiscal year and other material information. However, the committee retains discretion to vary the timing of awards as it deems appropriate. Awards of restricted stock and payout of cash bonuses to the named executive officers are made in early March after our financial statements have been audited by our independent public accountants, as required by our performance incentive plan for senior officers approved by stockholders in 2006. This plan permits deductibility of these compensation expenses under Section 162(m) of the Internal Revenue Code, as more fully discussed under “Deductibility of Compensation Expenses for Named Executive Officers.” Awards of options and restricted stock to newly-hired employees and special merit awards to existing employees are made on the date of the next regularly scheduled board meeting following commencement of employment or the date management recommends a special award. Option exercise prices have not been set on any date other than the date of grant. The committee has never opportunistically selected grant dates to achieve more favorable option exercise prices, nor have options ever been repriced to increase the value of an award.

Terms of Awards. Restricted stock awards generally vest in three years from the date of grant and stock options vest ratably over a three-year period and remain exercisable until 10 years after the date of grant. We believe these vesting periods promote retention and are consistent with market practices. The exercise price of an option is set at the closing market price on the date of grant, and the option may not be repriced or adjusted, except to reflect customary anti-dilution adjustments, such as for a stock split or stock dividend.

Shares of restricted stock are issued and outstanding from the date of grant, but are held in escrow until the vesting date. Restricted shares are therefore entitled to dividends if and when paid on shares of common stock. Dividends accrued on shares of restricted stock, together with interest on these dividends at short-term market rates, are paid upon vesting. For accounting purposes, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 — Compensation — Stock Compensation (“ASC 718”) the expense associated with a restricted stock award is the fair value of the award on the date of grant and this expense is amortized over the vesting period. Expense associated with a stock option award is the grant date fair value determined using a Black-Scholes valuation model, and this expense is also amortized over its vesting period, also in accordance with this ASC 718.

Value of Awards. We structure long-term compensation awards to deliver value through a mix of restricted stock and stock options, with approximately one-half of the value delivered in the form of restricted stock and one-half in the form of stock options, based on grant date valuations. We believe this approach balances the goals of retention and motivating performance and also reflects our desired level of annual share utilization. Annual grant levels depend on the company’s performance as well as comparative market data. We aim to provide long-term awards such that together with cash compensation, total direct compensation is competitive with that of our peers if specified performance criteria and individual performance objectives are met. The committee bases individual award levels on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and performance. In making awards to any individual, the committee does not consider his or her gains made, or failure to achieve gains, on prior restricted stock or option awards.

2010 Awards. In February and March 2010, the committee granted stock options and restricted stock in an aggregate amount of approximately 3.6 million shares. These awards, including those shown for the named executive officers in the summary compensation table, were made in early 2010, and reflect 2009, not 2010, performance. The restricted stock and stock option awards to the named executive officers and other executive officers in 2010 were consistent with the company’s objectives for long-term compensation discussed previously. The grant date fair values of restricted stock awards made in 2010 to Messrs. Hess, Walker and Rielly were not significantly different from the grant date fair values of restricted stock awards to these individuals in 2009. The grant date fair values of the awards of stock options and restricted stock made in early 2010 to Messrs. Hill and Goodell were lower than the values of the awards made to these officers in 2009, principally because the 2009 awards were new-hire grants made for the reasons discussed under “Employment Agreements” below.

Other Benefits

We have adopted certain broad-based employee benefits plans in which executive officers are permitted to participate on the same terms as other eligible employees of the company, subject to applicable limits imposed on contributions and benefits under applicable law. We believe it is necessary to maintain these plans to remain competitive with the overall compensation packages offered by other companies in the oil and gas industry. Our objective is that the value of these benefits be competitive with that offered by other oil and gas companies. We consider the value of benefits to an employee of the company to be competitive if the value approximates that of employees in comparable positions at a majority of our peer companies. In addition to group life insurance and health and welfare plans, we have a savings plan under which participants can elect to invest (subject to contribution limits imposed by law) up to 25% of pre-tax salary in a variety of funds, one of which invests in our common stock, and the company provides matching contributions up to 6% of pre-tax salary for each participant, which are invested at the discretion of the participant.

Pension Benefits. As explained later in this proxy statement, we have a qualified defined benefit pension plan, and a non-qualified supplemental plan (the restoration plan referred to in the Pension Benefits table) that provides only the benefits that would otherwise be paid to participants under the qualified pension plan but for limitations imposed by the Internal Revenue Code. As previously disclosed, prior to 2010 the committee granted additional years of credited service under our pension restoration plan to Messrs. Hill, Walker and Rielly as part of the compensation packages necessary to recruit them. In 2009, the committee gave Mr. Hill credit for 10 years of service with his prior employer, upon completion of five years of service with the company. Mr. Hill, worked for over 25 years with Royal Dutch Shell plc. and its affiliates, most recently in senior executive positions. This agreement was intended to compensate Mr. Hill for the difference between the pension benefits he would have received from his prior employer had he retired from his prior employment at age 60 and the pension benefits he would have received, absent such credited service, under the company’s pension plans for his retirement at the same age. The additional years of service for Messrs. Walker and Rielly are equal to their service with their prior employers and their supplemental benefits are offset by their pension benefits from their prior employers. Messrs. Walker and Rielly had more than 19 and 16 years of experience with Mobil Oil Corporation and Ernst & Young, LLP, respectively. Each of these executives had successful careers at their prior employers and would have continued to accrue years of service under the pension plans of their prior employers. Again, the committee believed that awards of credited service were necessary to compensate these executives for the loss of pension benefits and to induce them to join the company.

Perquisites. The company did not provide perquisites or personal benefits valued at $10,000 or more to any named executive officers in 2010.

Change in Control Agreements

As explained in greater detail later in this proxy statement, we have change in control agreements with certain executives, including the named executive officers, that provide for a lump sum cash payment equal to a multiple of the executive’s compensation if (1) there is a change of control, as defined in the agreements, and (2) the executive is actually or constructively terminated within 24 months following a change in control, as well as other benefits. In view of continuing consolidation within the oil and gas industry, we believe these agreements are necessary to remain competitive with the overall compensation packages afforded by other companies in the oil and gas industry. We also believe these agreements work to provide security to executives, many of whom would have key roles in effecting or resisting a potential change in control transaction, and motivate them to act in the best long-term interests of all stockholders. However, the Committee decided in 2010 to eliminate excise tax gross-up provisions from any such agreements to be entered into in the future.

Management Stock Ownership Guidelines and Hedging Policy

In order to further align the interests of management and stockholders, following approval and recommendation by the committee, the board of directors approved management stock ownership guidelines for executive officers of the company. The guidelines require that each executive officer attain a specified level of ownership of shares of the company’s common stock, as set forth below, equal in value to a multiple of the officer’s base salary within five years of the later of the date of adoption of the guidelines and the officer’s first election to his or her office:

•	chief executive officer — six times base salary,

•	executive vice presidents — four times base salary,

•	senior vice presidents — three times base salary, and

•	vice presidents — one times base salary.

The committee has authority to determine the types of stockholdings that will be counted for determining stock ownership and otherwise administer the guidelines. Currently, shares owned outright by an executive, restricted stock and stock held in an executive’s savings plan account are counted for purposes of determining stock ownership levels. Stock options, however, are not counted. As of the end of 2010, each of these officers has attained, or is making progress in attaining, his or her required level of ownership. The company does not impose a requirement to hold stock for any period of time after vesting.

We do not permit directors or executive officers to trade in equity derivative instruments in order to hedge the economic risks of holding the company’s stock. The purpose of these guidelines is to align the interests, including the economic risk of ownership, of directors, management and stockholders. This intent would be undermined if directors or executive officers were to insulate themselves from economic loss on their stock.

Deductibility of Compensation Expense for Named Executive Officers

Generally, we deduct compensation expense on our federal corporate income tax return. However, Section 162(m) of the Internal Revenue Code disallows deductions by corporations for certain compensation expense to the CEO and the three other most highly paid executive officers, other than the chief financial officer in excess of $1 million in any year. In 2006, stockholders approved a performance incentive plan for senior officers to permit deductibility of compensation expense for restricted stock and cash bonuses. The plan limits awards of incentive cash compensation and restricted and deferred stock granted in any year to each participant to 1%, and to all participants in the aggregate to 5%, of adjusted net cash flow from operations for the prior year minus a specified amount of not less than $550 million. The plan is not intended to increase award levels beyond those that the committee would otherwise approve consistent with its compensation policies described previously. Participants in the plan include the NEOs and any other senior officers that the committee may designate. For 2010, the aggregate value of cash bonus and restricted stock awards for each of the NEOs was substantially less than the maximum amount permitted for each of those individuals. The committee exercised discretion to award aggregate amounts of cash bonus and restricted stock less than that amount for each of the NEOs consistent with its policies previously explained. The plan does not cover stock options, because they already qualify as performance-based compensation under this section of the code. Cash salary in excess of $1 million to any NEO in any year is not deductible. We believe it is important for the committee to retain discretion to pay types and amounts of compensation even if it is not deductible, as it deems appropriate.

The board of directors is requesting stockholders to reapprove this plan at the 2011 annual meeting of stockholders, as more fully explained under “Proposal to Approve the Hess Corporation Performance Incentive Plan for Senior Officers”, as amended. The only substantive change made to the plan by the board is an increase in the specified amount discussed above from $550 million to $1,750 million, which will have the effect of reducing the maximum amount of restricted stock and cash bonus that can be awarded to any plan participant from that which would be permitted under the current plan.

Recoupment for Financial Restatement

If the company were required to prepare an accounting restatement due to the material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, the chief executive officer and chief financial officer are required by law to reimburse the company for (i) any bonus or other incentive-based or equity-based compensation received by that person from the company during the 12-month period following the first public issuance or filing of the financial document embodying such financial reporting requirement; and (ii) any profits realized from the sale of securities during that 12-month period. In addition, in the event of any such misconduct by an officer or employee that results in material noncompliance with financial reporting requirements, we reserve the right to take all appropriate action to remedy the misconduct, discipline such officer or employee and prevent its recurrence, including (i) termination of employment of such officer or employee and forfeiture of outstanding equity awards, (ii) commencing an action for breach of fiduciary duty, and/or (iii) seeking reimbursement of any compensation paid in excess of that which would have been paid in the absence of such noncompliance, either by legal action or by offsetting other amounts owed by the company to such officer or employee to the extent permissible.

Conclusion

We believe that our compensation philosophy and programs align our executive officers’ interests with those of the company and shareholders, link compensation to corporate performance and assist in attracting and retaining talented executives. The committee will continue to monitor our programs to ensure that they are consistent with our compensation objectives and policies.

Compensation Committee Report

The compensation and management development committee of the board of directors of the company has reviewed and discussed the compensation discussion and analysis with management, and based on this review and discussion, the compensation and management development committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement and incorporated by reference into the 2010 annual report on Form 10-K.

Thomas H. Kean, Chairman
Samuel W. Bodman
Nicholas F. Brady
Frank A. Olson
Ernst H. von Metzsch
Robert N. Wilson

Summary Compensation Table

The following table sets forth information regarding compensation paid or accrued for the last three fiscal years to the CEO, the chief financial officer and the three other most highly compensated executive officers, for services in all capacities to the company and its subsidiaries.

Summary Compensation Table

							Change
							in Pension
							Value &
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name &		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(1)	Earnings(4)	Compensation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Hess, John B	2010	1,500,000	1,140,327	4,216,097	4,217,489	2,609,673	4,490,661	14,700	18,188,947
Chairman and Chief Executive	2009	1,500,000	1,001,333	4,144,523	4,157,298	2,748,667	5,384,687	14,100	18,950,608
Officer	2008	1,500,000	968,333	11,911,440	4,421,220	2,531,667	4,987,607	13,800	26,334,067
Hill, Gregory P	2010	900,000	317,500	1,505,879	1,506,376	757,500	978,142	14,700	5,980,097
Executive Vice President & President,	2009	850,000	937,833	2,736,855	2,683,020	762,167	2,657,578	14,100	10,641,553
Worldwide Exploration and Production
Walker, F. Borden	2010	925,000	239,125	1,254,899	1,255,313	685,875	1,617,953	14,700	5,992,865
Executive Vice President & President,	2009	900,000	265,000	1,205,028	1,208,742	635,000	1,648,729	14,100	5,876,599
Marketing & Refining	2008	900,000	125,000	3,458,160	1,283,580	625,000	1,273,897	13,800	7,679,437
Goodell, Timothy B	2010	675,000	976,025	1,003,919	1,004,251	573,975	243,085	14,700	4,490,955
Senior Vice President & General Counsel	2009	650,000	953,666	1,241,460	1,217,040	576,334	208,859	14,100	4,861,459
Rielly, John P	2010	725,000	92,350	1,003,919	1,004,251	382,650	805,557	14,700	4,028,427
Senior Vice President & Chief Financial	2009	700,000	133,166	1,003,730	1,006,824	376,834	945,973	14,100	4,180,627
Officer	2008	700,000	77,916	2,881,800	1,069,650	347,084	481,761	13,800	5,572,011

(1)	The amounts shown in column (d) represent the discretionary component of the cash bonuses (except for Mr. Hill for 2009 and for Mr. Goodell for 2009 and 2010) and the amounts shown in column (g) represent the components of the cash bonuses relating to the attainment of corporate and business unit metrics, paid to the named executive officers as discussed more fully in “Compensation Discussion and Analysis”. For Mr. Hill, the amount shown in column (d) for 2009 includes a signing bonus of $650,000 paid in 2009 and the discretionary component of his 2009 bonus of $287,833. For Mr. Goodell, the amounts shown in column (d) for 2009 and 2010 includes signing bonuses of $750,000 paid in each such year and the discretionary component of his 2009 and 2010 bonuses in the amounts of $203,666 and $226,025, respectively. The signing bonuses refereed to above are described more fully under “Employment Agreements.”

(2)	Consists of the aggregate grant date fair value for restricted stock awards granted in 2010, 2009 and 2008 computed in accordance with ASC 718. Further information regarding stock-based compensation is in Note 10, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. Restricted stock awards in 2009 for Messrs. Hill and Goodell were made in accordance with compensation arrangements agreed in connection with their joining the company. See “Employment Agreements”.

(3)	Consists of the aggregate grant date fair value for stock options granted in 2010, 2009 and 2008 computed in accordance with ASC 718. Further information regarding stock-based compensation is in Note 10, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. Stock option awards in 2009 for Messrs. Hill and Goodell were made in accordance with compensation arrangements agreed in connection with their joining the company. See “Employment Agreements”.

(4)	Consists of the aggregate change in actuarial present value of the accumulated benefits of the named executive officers under the company’s pension plan.

(5)	Consists of matching contributions by the company credited to the named executive officers under the company’s employees’ savings plan.

Grants of Plan-Based Awards

On February 3, 2010, the compensation and management development committee approved awards of non-qualified stock options and on March 3, 2010 established target bonuses and approved awards of restricted stock to the NEOs. The following table sets forth information concerning possible payouts under the annual cash bonus plan for 2010 and individual grants of stock options and restricted stock made under the incentive plan for the last fiscal year to each of the NEOs:

Grants of Plan-Based Awards

					All Other	All Other Option
					Stock	Awards: Number of
		Estimated Future Payouts Under			Awards: Number of	Securities	Exercise
		Non-Equity Incentive Plan Awards(1)			Shares of	Underlying	Price of	Grant Date Fair
	Grant				Stock or	Options	Option Awards	Value of Stock &
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)	(#)	($ /Sh)	Option Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Hess, John B	03-Feb-10					208,890	60.07	4,217,489
	03-Mar-10				69,630			4,216,097
	03-Mar-10	1,033,333	2,066,667	3,100,000
Hill, Gregory P	03-Feb-10					74,610	60.07	1,506,376
	03-Mar-10				24,870			1,505,879
	03-Mar-10	300,000	600,000	900,000
Walker, F. Borden	03-Feb-10					62,175	60.07	1,255,313
	03-Mar-10				20,725			1,254,899
	03-Mar-10	258,333	516,667	775,000
Goodell, Timothy B	03-Feb-10					49,740	60.07	1,004,251
	03-Mar-10				16,580			1,003,919
	03-Mar-10	225,000	450,000	675,000
Rielly, John P	03-Feb-10					49,740	60.07	1,004,251
	03-Mar-10				16,580			1,003,919
	03-Mar-10	150,000	300,000	450,000

(1)	The amounts shown in columns (c), (d) and (e) above represent the threshold, target and maximum payouts for the components of the 2010 cash bonuses relating to the attainment of corporate and business unit performance metrics. The actual amounts paid for 2010 relating to these components is shown in column (g) of the Summary Compensation Table.

(2)	The grant date fair values for option awards shown in the above table have been determined using the Black-Scholes stock option pricing model. This model, like all pricing models, requires assumptions, and therefore the amounts shown should not necessarily be considered indicative of the value of the amounts that may actually be realized. The following assumptions were made for purposes of this valuation: expected term of 4.5 years for each option; stock price volatility of 39.4%; risk-free interest rate of 2.16%; and dividend yield of 0.67%. The grant date fair value of restricted stock awards is determined by multiplying the number of shares of stock awarded as shown in column (f) by the closing price of the company’s common stock on the date of grant. Further information regarding stock-based compensation is in Note 10, Share-Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

The stock options shown in the “All Other Option Awards” column of the “Grants of Plan-Based Awards” table vest in three equal installments on the first, second and third anniversaries of the grant date, except that options may become exercisable earlier in full upon death, disability, normal retirement or change in control. At the discretion of the compensation and management development committee, upon early retirement of an awardee, options not then exercisable may become exercisable in proportion to the calendar days elapsed in the vesting period up to the early retirement date. The options remain exercisable until the tenth anniversary of the date of grant, except in cases of termination of employment for reasons other than death, disability or normal retirement, in which case options remain exercisable only for specified periods. If a grantee’s employment terminates (other than by reason of death, disability or retirement) before these options become exercisable, they will be forfeited. The shares of restricted stock shown in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table vest on the third anniversary of the grant date, except that they may vest earlier upon retirement, death, disability or a change in control (with proportional vesting of restricted stock in the case of early retirement at the discretion of the committee) and dividends on the shares are accrued and held in escrow until the vesting date, at which time they are paid with interest at short-term market rates (the dividends are forfeited if the shares of restricted stock are forfeited).

Non-equity incentive plan awards are discussed in the “Compensation Discussion and Analysis” under the heading “Annual Cash Bonus.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards held by the NEOs at the end of the last fiscal year. The market value of shares of unvested restricted stock shown in column (g) is determined by multiplying the number of shares shown in column (f) by the closing price of the company’s common stock at the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities				Market Value of
	Underlying	Underlying	Option	Option	Number of Shares or	Shares or Units of
	Unexercised Options	Unexercised Options	Exercise	Expiration	Units of Stock That	Stock That Have Not
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date	Have Not Vested (#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Hess, John B	342,000	—	29.96	02-Feb-15	268,780(4)	20,572,421
	288,000	—	49.55	01-Feb-16
	255,000	—	53.20	07-Feb-17
	124,000	62,000(1)	81.85	06-Feb-18
	75,150	150,300(2)	56.43	04-Feb-19
	—	208,890(3)	60.07	03-Feb-20
Hill, Gregory P	48,500	97,000(2)	56.43	04-Feb-19	73,370(5)	5,615,740
	—	74,610(3)	60.07	03-Feb-20
Walker, F. Borden	75,000	—	24.14	02-Jun-14	78,575(6)	6,014,131
	112,500	—	29.96	02-Feb-15
	90,000	—	49.55	01-Feb-16
	75,000	—	53.20	07-Feb-17
	36,000	18,000(1)	81.85	06-Feb-18
	21,850	43,700(2)	56.43	04-Feb-19
	—	62,175(3)	60.07	03-Feb-20
Goodell, Timothy B	22,000	44,000(2)	56.43	04-Feb-19	38,580(7)	2,952,913
	—	49,740(3)	60.07	03-Feb-20
Rielly, John P	72,000	—	29.96	02-Feb-15	64,780(8)	4,958,261
	63,000	—	49.55	01-Feb-16
	57,000	—	53.20	07-Feb-17
	30,000	15,000(1)	81.85	06-Feb-18
	18,200	36,400(2)	56.43	04-Feb-19
	—	49,740(3)	60.07	03-Feb-20

(1)	Options become vested and exercisable February 6, 2011.

(2)	Options become vested and exercisable in 2 equal installments on February 4, 2011 and February 4, 2012 if the NEO continues to be employed.

(3)	Options become vested and exercisable in 3 equal installments on February 3, 2011, February 3, 2012 and February 3, 2013 if the NEO continues to be employed.

(4)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 124,000 on March 5, 2011, 75,150 on March 4, 2012 and 69,630 on March 3, 2013.

(5)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 48,500 on February 4, 2012 and 24,870 on March 3, 2013.

(6)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 36,000 on March 5, 2011, 21,850 on March 4, 2012 and 20,725 on March 3, 2013.

(7)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 22,000 on February 4, 2012 and 16,580 on March 3, 2013.

(8)	Shares of restricted stock vest provided the NEO continues to be employed as follows: 30,000 on March 5, 2011, 18,200 on March 4, 2012 and 16,580 on March 3, 2013.

Option Exercises and Stock Vested

The following table sets forth information as to the NEOs regarding the exercise of stock options and the vesting of restricted stock under the incentive plan during the last fiscal year:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)(1)

Hess, John B	—	—	85,000	4,928,300
Hill, Gregory P	—	—	—	—
Walker, F. Borden	—	—	25,000	1,449,500
Goodell, Timothy B	—	—	—	—
Rielly, John P	—	—	19,000	1,101,620

(1)	Represents the aggregate dollar amount realized upon vesting computed by multiplying the number of shares of stock by the closing market value of the underlying share on the vesting date.

Pension Benefits

The following table sets forth information as to the NEOs regarding payments or other benefits at, following or in connection with retirement:

Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Hess, John B.	Employees’ Pension Plan	33.58	1,236,899	—
	Restoration Plan	33.58	35,658,654	—

Hill, Gregory P.	Employees’ Pension Plan	2.00	53,016	—
	Restoration Plan	12.00	3,582,704 (1)	—

Walker, F. Borden	Employees’ Pension Plan	14.50	533,566	—
	Restoration Plan	33.50	10,887,194 (2)	—

Goodell, Timothy B.	Employees’ Pension Plan	2.00	55,731	—
	Restoration Plan	2.00	396,213	—

Rielly, John P.	Employees’ Pension Plan	9.75	227,776	—
	Restoration Plan	26.25	4,000,004 (3)	—

(1)	Credited years of service includes 10 years for service with prior employers even though it is contingent on working at Hess for 5 years. Additional years of credited service result in an increase of $3,045,250 under the restoration plan.

(2)	Credited years of service include 19 years for service with prior employers. Benefits shown are net amounts offset by amounts due from previous employers. Additional years of credited service result in an increase of $6,212,874 under the restoration plan.

(3)	Credited years of service include 16.5 years for service with prior employers. Benefits shown are net amounts offset by amounts due from previous employers. Additional years of credited service result in an increase of $2,649,916 under the restoration plan.

We maintain an employees’ pension plan, a qualified defined benefit plan under the Internal Revenue Code, and a non-qualified supplemental plan, called the pension restoration plan, that provides benefits that would otherwise be payable to participants under the employees’ pension plan but for limitations imposed by the Internal Revenue Code, with certain modifications discussed below. Employees participate after one year of service in the employees’ pension plan and vest in a retirement benefit after five years of service. Annual retirement benefits for a participant at normal retirement age are determined by multiplying 1.6% of the participant’s final average compensation by his or her years of service and are then reduced by an offset for social security benefits. Under the employees’ pension plan, final average compensation is the average of any three years of highest annual compensation (consisting of salary and cash bonus as shown in columns (c), (d) and (g) of the Summary Compensation Table) paid to the participant during the 10 years immediately preceding his or her retirement date. Under the restoration plan, final average compensation is the average of any three years of highest annual salary (as shown in column (c) of the Summary Compensation Table) plus the average of any three years of highest cash bonus (as shown in columns (d) and (g) of the Summary Compensation Table) paid to the participant during the 10 years immediately preceding his or her retirement date.

Normal retirement under the plans means retirement at age 65, but a participant retiring from active service is entitled to an unreduced benefit at age 60. A participant may elect early retirement if the participant is at least 55 years old and has 10 years of service. Messrs. Hess and Walker are the only named executive officers currently eligible for early retirement under the employees’ pension plan and restoration plan. The company awarded credited service for prior employment under the restoration plan for Messrs. Hill, Walker and Rielly for the reasons discussed in “Compensation Discussion and Analysis”. Under both plans, retirement benefits paid upon early retirement from active service at the age of 55 are reduced by 25% of the retirement benefit otherwise payable, with proportionately lower reductions for early retirement between ages 55 and 60. Early retirement reductions are greater if employment terminates prior to age 55. Retirement benefits under the employees’ pension plan are payable as a straight life annuity or in other forms of annuities actuarially equivalent to a straight life annuity. Retirement benefits under the restoration plan are payable as a lump sum 6 months after retirement. A participant’s right to payment under the restoration plan constitutes a general unsecured claim against the company.

The valuation method and material assumptions used in quantifying the present value of the accumulated benefit shown in the table are explained in Note 12, Retirement Plans, to our consolidated financial statements in our annual report on Form 10-K for year ended December 31, 2010. Retirement benefits payable to Messrs. Walker and Rielly under the restoration plan are offset by retirement benefits payable by their prior employers.

Nonqualified Deferred Compensation

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings	Aggregate	Balance
	Last	Last	in Last	Withdrawals /	at Last
Name	Fiscal Year ($)	Fiscal Year ($)	Fiscal Year ($)	Distributions ($)	Fiscal Year ($)

Hess, John B	—	—	—	—	—
Hill, Gregory P	—	—	—	—	—
Walker, F. Borden	—	—	259,368	—	2,039,916
Goodell, Timothy B	—	—	—	—	—
Rielly, John P	—	—	—	—	—

We maintain a deferred compensation plan for certain highly-paid employees selected by us as eligible to participate under which a participant may elect in advance of any year to defer payment of up to 50% of salary and 100% of cash bonus payable for that year to a date no earlier than three years from the date of election, except that payments may be made earlier in the case of termination, death, disability, retirement or a change of control. Amounts deferred are deemed invested in investment vehicles identical to those offered under our qualified employees’ savings and stock bonus plan as the participant elects, except that the deferred compensation plan does not offer a fund for investing in the company’s stock, and earnings thereon are payable together with the deferred compensation. Payments may be made in a lump sum or in annual installments over a five year period, as the participant elects. The right of any participant to receive a payment constitutes a general unsecured claim against the company.

Employment Agreements

We have no employment agreements with our NEOs other than agreements relating to credited service discussed under “Pension Benefits” and change of control agreements discussed under “Potential Payments upon Termination or Change in Control” and the initial terms of employment described below for Messrs. Hill and Goodell.

Under the terms of employment negotiated with Mr. Hill upon joining the company in 2009, the company agreed to pay Mr. Hill an initial base salary of $850,000 and a one-time cash signing bonus of $650,000 to replace a forfeited 2008 bonus from his prior employer. In addition, the company agreed, subject to approval of the compensation and management development committee, to make awards of stock options and restricted stock in February 2009 under the 2008 long-term incentive plan having an approximate aggregate grant date fair value of $5,000,000. Half of this amount was intended to replace equity awards with Mr. Hill’s prior employer that were forfeited upon his joining the company. The remaining amount was to replace equity awards that Mr. Hill would likely have received from his prior employer in 2009 and as an inducement for Mr. Hill to join the company. The company also agreed that if the company terminates Mr. Hill’s employment without cause, he will be entitled to severance benefits equal to two times his annual base salary and target bonus for the year in which the termination occurs. The company also agreed to award credited service to Mr. Hill under the company’s pension restoration plan for the reasons described under “Compensation Discussion and Analysis”, provided Mr. Hill remains employed by the company for five years.

Under the terms of employment negotiated with Mr. Goodell upon joining the company in 2009, the company agreed to pay Mr. Goodell an initial base salary of $650,000 and a one-time cash signing bonus of $1,500,000, one-half of which was payable in January 2009 and one-half of which was payable in January 2010, to offset the value of compensation and benefits lost at his prior employment and as an inducement for Mr. Goodell to join the company. Mr. Goodell agreed to repay the signing bonus in full if he voluntarily terminated employment with the company within two years of his commencement of employment. In addition, the company agreed, subject to approval of the compensation and management development committee, to make awards of stock options and restricted stock under the terms of the 2008 long-term incentive plan in February 2009 having an approximate aggregate grant date value of $2,250,000 as an inducement for Mr. Goodell to join the company.

Potential Payments upon Termination or Change in Control

Termination

In the event any of the NEOs’ employment terminated at the end of the last fiscal year, the officer would be entitled to the officer’s accumulated retirement benefits in accordance with the provisions of our retirement plans as described under “Pension Benefits” on page 32. Retirement benefits under the employees’ pension plan are payable solely in the form of an annuity. Retirement benefits under the restoration plan are payable only in the form of a lump sum.

In addition, because Messrs. Hess and Walker were eligible for early retirement under the employees’ pension plan, a pro rata portion of their unvested equity awards would become vested at the discretion of the compensation and management development committee based on the number of calendar days elapsed in the applicable vesting period and they would be entitled to exercise all vested stock options until the option expiration date shown in the “Outstanding Equity Awards at Fiscal Year-End” table on pages 30 and 31.

Each named executive officer other than Messrs. Hess and Walker would also be entitled to exercise the stock options shown in the “Option Awards — Exercisable” column of the “Outstanding Equity Awards at Fiscal Year-End” table on pages 30 and 31 for a period of 60 days from the date of termination. If any of the named executive officers’ employment terminated due to death or disability (i) stock options in the “Option Awards — Unexercisable” column of the “Outstanding Equity Awards at Fiscal Year-End” table would have become fully exercisable, (ii) all stock options in the “Option Awards” columns of that table would remain exercisable until the option expiration date shown in the table, and (iii) all restricted stock awards listed in that table would have become fully vested. See that table for the market value of the unvested shares of restricted stock at the end of the last fiscal year.

In the event the Company had terminated the employment of Mr. Hill without cause at the end of the last fiscal year, Mr. Hill would have been entitled to receive a cash severance payment of $3,600,000.

Change in Control

Equity Awards.  In the event of a change in control of the company, pursuant to the incentive plan, all unexercisable stock options and all nonvested shares of restricted stock awarded to the named executive officers would immediately become fully exercisable and vested. See the “Outstanding Equity Awards at Fiscal Year-End” table on pages 30 and 31 for the number of unexercisable options and unvested shares of restricted stock held by each named executive officer at the end of the last fiscal year. The named executive officers would also be able to exercise the stock options shown in the “Option Awards — Exercisable” column of that table.

For purposes of the incentive plan, “change in control” means (i) acquisition by a person or group of 20% or more of the company’s common stock or voting securities, (ii) a change in majority of the board of directors, (iii) consummation (or, for awards made prior to February 1, 2010, shareholder approval) of a reorganization, merger or consolidation in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity, or (iv) consummation (or, for awards made prior to February 1, 2010, shareholder approval) of a liquidation, dissolution or sale of all or substantially all of the company’s assets in which the owners of the company’s common stock and voting securities immediately prior to the transaction do not own more than 51%, respectively, of the common stock and voting securities of the surviving entity.

Severance Payments.  The company has entered into change in control termination benefit agreements with the named executive officers and certain other officers of the company. These agreements provide for lump sum cash payments equal to a multiple of an executive’s annual compensation if within 24 months following a change in control the employment of the executive is terminated by the executive for good reason or by the company without cause. For these purposes, annual compensation consists of the executive’s base pay at the date of his termination or immediately before the change in control, whichever is higher, plus the greater of his or her target bonus for the year in which the change in control occurs or the highest bonus earned in the three fiscal years preceding the change in control. The multiple of annual compensation received is three times for Messrs. Hess and Walker and two times for Messrs. Hill, Goodell and Rielly and all other officers with whom such agreements were made.

In addition, the executive is entitled to receive a pro rata portion of his or her target bonus for the fiscal year in which termination occurs, and continuation of medical, dental and other welfare benefits. The benefits continuation period is 36 months following termination for Messrs. Hess and Walker and 24 months following termination for the other NEOs and all other officers with whom such agreements were entered into. The agreements provide for immediate vesting of retirement benefits upon termination, deemed age and service credit in determining retirement benefits for the number of years equal to the severance multiple, and deemed compensation in determining retirement benefits equal to the salary and bonus taken into account in determining the lump sum severance payment. The NEOs are also entitled to a “gross-up” payment from the company for any excise tax imposed by the Internal Revenue Code on “excess parachute payments” resulting from a change in control. However, the compensation and management development committee decided in 2010 to eliminate tax gross up provisions in any change in control termination benefit agreements to be entered into in the future.

Potential Change in Control Payments and Benefits.  Set forth below is the total estimated value, assuming that a change in control occurred at the end of the last fiscal year and the employment of each named executive officer terminated on that date under circumstances entitling them to severance payments and benefits under the change in control termination benefit agreements, as well as the value of their unvested equity awards at the end of the last fiscal year.

	Cash					Additional
	Severance	Stock	Restricted	Welfare	Outplacement	Pension	Excise
	Payment	Options	Stock	Benefits	Benefits	Benefits	Tax Gross-Up	Total
Named Executive Officer	($)	($)	($)	($)	($)	($)(1)	($)	($)

Hess, John B	$15,750,000	$6,462,951	$20,572,421	$38,140	$30,000	$10,555,734	$—	$53,409,246
Hill, Gregory P	$3,900,000	$3,179,497	$5,615,740	$24,125	$30,000	$3,289,802	$3,820,058	$19,859,222
Walker, F. Borden	$5,475,000	$1,902,829	$6,014,131	$38,140	$30,000	$3,570,716	$—	$17,030,816
Goodell, Timothy B	$2,910,000	$1,704,058	$2,952,913	$23,288	$30,000	$833,185	$1,942,498	$10,395,942
Rielly, John P	$2,470,000	$1,551,222	$4,958,261	$186	$30,000	$751,546	$—	$9,761,215

(1)	Each named executive officer would also be entitled to his accumulated retirement benefits in accordance with the provisions of the employees’ pension plan and pension restoration plan described under “Pension Benefits” on p. 32.

The amounts in the table above were calculated: assuming a change in control occurred on December 31, 2010; using the closing price of our common stock on December 31, 2010 (the last trading day of our fiscal year) of $76.54 per share; using the intrinsic value of stock options (i.e., the result of multiplying the number of unvested options by the difference between the December 31, 2010 closing price of our common stock and the exercise price) and for the purpose of determining any potential excise tax gross-up (i) assuming each of the NEOs is subject to the maximum federal and state income tax rates, (ii) using the applicable federal rates for December 2010 to calculate the present values of accelerated payments and

(iii) assuming that the five-year period for determining the average total compensation of each NEO (i.e., the base amount under the golden parachute rules) ended on December 31, 2009.

The definition of “change in control” under the termination benefits agreements is substantially similar to the definition of change in control in the incentive plan, except that (i) the change in a majority of board of directors must occur within a 24-month period, (ii) the applicable event for reorganization, merger or consolidation is consummation rather than shareholder approval, and (iii) the exception for reorganization, merger, consolidation, liquidation, dissolution and asset sale is 60% rather than 51%.

For purposes of these agreements, “good reason” is defined as a failure to maintain the executive in the office or position held immediately prior to the change in control (or a substantially equivalent position), the removal of the executive as a director if the executive was a director immediately prior to the change in control, a material adverse change in the nature or scope of the executive’s authorities, responsibilities or duties, a reduction in base salary or target annual bonus, termination of the ability of the executive to participate in the company’s welfare benefit plans or retirement plans as in effect immediately prior to the change in control or a material reduction in the scope or value of those welfare or retirement benefits, a relocation of the executive’s principal work location of more than 30 miles from the executive’s location immediately prior to the change in control, or an increase in the executive’s required business travel of more than 20% (based on days in any calendar quarter or year) than required in any of the three full years immediately prior to the change in control. “Cause” for purposes of these agreements is defined as conviction of a felony, gross and willful misconduct by the executive in performing the executive’s duties, or willful and continued failure of the executive to substantially perform the executive’s duties after written demand.

Compensation and Risk

The company performed a risk assessment to determine whether the amount and composition of compensation for the company’s employees and the design of compensation programs may create incentives for excessive risk-taking by its employees. The results of this risk assessment were reviewed with and approved by the company’s risk committee.

The assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The company concluded that for the substantial majority of its employees, their compensation risk and their ability to take business risks is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout, and they do not have the authority to take action on behalf of the company that could expose the company to significant business risks. The company focused on the compensation programs for its senior executives, as these are the employees whose actions may expose the company to significant business risk. The company reviewed the cash and equity incentive programs for these executives and concluded that the following factors tend to mitigate the likelihood of excessive risk taking:

•	the compensation mix for these executives is designed to deliver a substantial portion of compensation in the form of long-term equity awards, and in the case of senior executives, such awards constitute the majority of their compensation;

•	payouts on annual cash bonuses are capped at 150% of the employee’s target bonus, reducing the incentive to take excessive risk for short-term gains;

•	long-term equity awards are made at the discretion of the compensation and management development committee with the goal to create incentives for these employees to work for the long-term profitable growth of the company;

•	the compensation and management development committee has the discretion to reduce the discretionary portion of cash bonuses as well as long-term equity awards as it deems appropriate;

•	senior executives are subject to stock ownership guidelines requiring them to hold specified levels of the company’s stock during the term of their employment, the economic risk of which may not be hedged by equity derivative instruments, in order to align their interests with the long-term interests of all stockholders;

•	certain compensation of the chief executive officer and chief financial officer may be subject to recoupment in certain circumstances involving misconduct;

•	compliance with the company’s code of business conduct and ethics is considered in compensation determinations;

•	the company has an environmental, health and safety function which oversees and monitors compliance in these areas for the company;

•	the company’s variable compensation programs include a variety of environmental, health and safety performance metrics; and

•	the compensation and management development committee continually monitors the company’s compensation programs and practices to assure that they appropriately balance the interests of employees and stockholders.

Employees engaged in certain trading and marketing activities have compensation risk higher than that of the overall employee population in that a part of their compensation is linked to the profitability of these activities. However, the company concluded the business risk to the company from these activities is not significant because:

•	these trading and marketing activities do not constitute a material portion of the overall business of the company; and

•	these activities are subject to risk controls to limit excessive risk-taking, such as volume and value-at-risk limits that are monitored and enforced on a daily basis by the company’s chief risk officer.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.

Director Compensation

The following table shows compensation paid to non-employee directors in 2010.

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards(1)	Compensation(2)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Bodman, Samuel W.	119,000	149,875	186	269,061
Brady, Nicholas F.	124,500	149,875	11,118	285,493
Holiday, Edith E.	133,500	149,875	186	283,561
Kean, Thomas H.	128,500	149,875	11,118	289,493
Lavizzo-Mourey, Risa	124,500	149,875	186	274,561
Matthews, Craig G.	124,500	149,875	186	274,561
Mullin, John H.	122,500	149,875	186	272,561
Olson, Frank A.	133,500	149,875	11,118	294,493
von Metzsch, Ernst H.	108,000	149,875	5,984	263,859
Wilson, Robert N.	150,000	149,875	186	300,061

(1)	Stock awards consist of 2,495 common shares granted on February 3, 2010 to non-executive directors that were fully vested on the date of grant. The closing price of our common shares on this date was $60.07.

(2)	Amounts in this column consist of annual life insurance premiums for each director and, for Messrs. Brady, Kean and Olson, $10,932 in medical and dental benefits. The amount in this column for Mr. von Metzsch includes $5,798 for medical benefits.

In 2010, each director who was not an employee of the company or any of its subsidiaries received an annual fee of $75,000 for membership on the board of directors and a fee of $2,000 for each board of directors’ and stockholders’ meeting attended. These directors received an additional annual fee of $5,000 for membership on each committee of the board of directors on which such director served, except for audit committee members who each received an annual fee of $7,500, and a fee of $2,000 for each committee meeting, and in the case of audit committee members each quarterly financial review, attended. The chairperson of each committee received an annual fee of $7,500, except for the chairman of the audit committee, who received an annual fee of $15,000. In addition, in February 2010 each non-employee director received 2,495 shares of common stock (constituting approximately $150,000 in value on the date of award). These awards are made from shares purchased by the company in the open market.

Ownership of Voting Securities by Certain Beneficial Owners

The following table sets forth, as of the most recent practicable date, information as to the ownership of more than 5% of any class of the company’s voting securities by beneficial owners known by the company to hold more than 5% of any such class:

		Amount and
	Name and address	nature of
	of beneficial	beneficial		Percent
Title of class	owner	ownership(a)		of class

Common Stock	John B. Hess	35,960,340	(b)(c)(d)(e)	10.57
	Nicholas F. Brady	19,159,364	(b)(c)(f)	5.65
	Thomas H. Kean	25,503,049	(b)(c)(d)(g)	7.52
	c/o Hess Corporation 1185 Avenue of the Americas New York, New York 10036

Common Stock	BlackRock, Inc.	20,078,694	(h)	5.95
	40 East 52nd Street New York, New York 10022

(a) Information with respect to Messrs. Hess, Brady and Kean is as of March 2, 2011. The individual amounts and percentages shown for Messrs. Hess, Brady and Kean should not be added because they reflect shared beneficial ownership. Information with respect to BlackRock, Inc. was obtained from a Schedule 13G filed by such person with the SEC in February 2011 and is as of December 31, 2010.

(b) This amount includes 10,217,007 shares held by a charitable lead annuity trust established under the will of Leon Hess. Mr. John B. Hess has sole voting power over the stock held by this trust and shares dispositive power over such stock with Messrs. Brady and Kean.

(c) This amount includes 8,817,802 shares held by a limited partnership. Messrs. Hess, Brady and Kean serve on the management committee of the general partner of this limited partnership and share voting and dispositive power with respect to shares held by the limited partnership.

(d) This amount includes 6,436,881 shares held by the Hess Foundation, Inc. of which Messrs. Hess and Kean are directors and as to which Mr. Hess has sole voting power and shares dispositive power with Mr. Kean and certain other directors of the foundation.

(e) This amount includes:

•	209,110 shares owned directly by Mr. Hess, as to which he has sole voting and dispositive power,

•	1,359,148 shares held by seven trusts for the benefit of Mr. Hess and his children, as to which Mr. Hess is a trustee and has sole voting power and dispositive power,

•	318,710 shares held in escrow under the company’s incentive plans as to which Mr. Hess has voting but not dispositive power,

•	948,930 shares underlying options to purchase common stock, as to which Mr. Hess has no voting or dispositive power until they are acquired upon exercise of the options,

•	51,314 shares vested in the name of Mr. Hess under the employees’ savings plan as to which he has sole voting and dispositive power,

•	3,025,205 shares held by a trust of which Mr. Hess is a co-trustee and as to which he has sole voting power and shared dispositive power,

•	90,430 shares held by a trust of which Mr. Hess is a co-trustee and has shared voting and dispositive power,

•	2,371,878 shares held by Mr. Hess’ siblings and six trusts for the benefit of Mr. Hess’ siblings or their children as to which Mr. Hess has sole voting power and as to 1,058,679 shares of which he shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his siblings and others, and

•	2,113,925 shares held by a trust for the benefit of Mr. Hess’ heirs, of which Mr. Hess’ spouse is trustee, but as to which he has sole voting power and shares dispositive power pursuant to a shareholders agreement among Mr. Hess, his spouse and others.

(f) This amount includes 108,589 shares held directly by Mr. Brady, as to which he has sole voting and dispositive power, and 6,000 shares held by a limited liability company of which Mr. Brady is the managing member and as to which he has sole voting and dispositive power. This amount also includes 9,966 shares held by two trusts of which Mr. Brady is a co-trustee as to which Mr. Brady shares voting and dispositive power.

(g) This amount includes 31,359 shares held directly by Mr. Kean, as to which he has sole voting and dispositive power.

(h) BlackRock, Inc. has sole voting and dispositive power with respect to all shares.

Ownership of Equity Securities by Management

The table below sets forth as to each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, information regarding their ownership of equity securities of the company on March 2, 2011. The persons listed below have sole voting and investment power as to all shares indicated except as set forth in the footnotes to the table. Where no information appears in the column “Percent of outstanding shares of common stock owned,” the securities held represent less than one percent of the common stock outstanding.

Individual amounts and percentages shown for Messrs. Brady, Hess and Kean cannot be added because they reflect shared beneficial ownership of shares as explained in footnotes (b), (c) and (d) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

		Percent of
	Total number of shares	outstanding	Of total number of
	beneficially owned	shares of	shares beneficially
	and nature of	common stock	owned, number of
Name	beneficial ownership(a)	owned	option shares

Samuel W. Bodman	23,464	—	—
Nicholas F. Brady	19,159,364 (b)	5.65	—
Timothy B. Goodell	110,910	—	60,580
John B. Hess	35,960,340 (c)	10.57	948,930
Gregory P. Hill	215,800	—	121,870
Edith E. Holiday	28,359	—	—
Thomas H. Kean	25,503,049 (d)	7.52	—
Risa Lavizzo-Mourey	19,059	—	—
Craig G. Matthews	26,754	—	—
John H. Mullin	14,059	—	—
Frank A. Olson	35,259	—	—
Ernst H. von Metzsch	50,559	—	—
John P. Rielly	455,037	—	289,980
F. Borden Walker	646,204	—	470,925
Robert N. Wilson	62,769	—	—
All directors and executive officers as a group	38,483,137	11.27	2,305,005

(a)	These figures include 51,314 shares vested in the name of Mr. Hess, 4,124 shares vested in the name of Mr. Rielly, 3,985 shares vested in the name of Mr. Walker, and 62,277 shares vested for all executive officers and directors as a group under the employees’ savings plan as to which these individuals and the group have voting and dispositive power. These amounts also include 50,330 shares held in escrow under the second amended and restated 1995 long-term incentive plan or the 2008 long-term incentive plan, as amended, or both, for Mr. Goodell, 318,710 shares held in escrow under these plans for Mr. Hess, 121,870 shares held in escrow under these plans for Mr. Hill, 76,530 shares held in escrow under these plans for Mr. Rielly, 93,265 shares held in escrow under these plans for Mr. Walker and 743,875 shares held in escrow under these plans for all executive officers and directors as a group. As to these shares, these individuals and the group have voting power but not dispositive power. Holders of stock options do not have the right to vote or any other right of a stockholder with respect to shares of common stock underlying such options until they are exercised.

(b)	See footnotes (b), (c) and (f) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(c)	See footnotes (b), (c), (d) and (e) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

(d)	See footnotes (b), (c), (d) and (g) to the table under the caption “Ownership of Voting Securities by Certain Beneficial Owners.”

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Stockholders have an opportunity to cast an advisory vote on the 2010 compensation of the company’s named executive officers as described in this proxy statement and as required pursuant to Section 14A of the Securities Exchange Act of 1934. This vote is not intended to address any specific component of executive compensation, but rather the overall compensation paid to the named executive officers in accordance with the company’s executive compensation policies.

Please read the “Compensation Discussion and Analysis” beginning on page 14 for additional details about our executive compensation program, including information about the fiscal year 2010 compensation of our named executive officers. In summary, the compensation and management development committee believes that compensation should help recruit, retain and motivate a highly talented team of executives with the requisite set of skills and experience to successfully lead the company in creating value for our stockholders. Our executive compensation and benefit programs are designed primarily to align executive compensation with the long-term interests of our stockholders and to reward increased stockholder value and the achievement of key operating objectives. The company believes that its executive compensation program satisfies this goal and is closely aligned with the long-term interests of its stockholders.

Our compensation for the named executive officers consists primarily of a cash salary, an annual cash bonus and long term incentive compensation in the form of stock options and restricted stock. Our compensation and management development committee believes that the proportion of at-risk, performance-based compensation should rise as an employee’s level of responsibility increases. Further, our compensation programs are designed to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than simply rewarding shorter-term performance and payout periods. We believe that the mix and structure of our executive compensation package strikes the appropriate balance to promote long-term returns without motivating or rewarding excessive risk taking. Hess’ compensation principles and objectives that govern compensation decisions include:

•	Pay for performance,

•	Retain, attract and motivate key talent,

•	Align executive interests with stockholders,

•	Emphasize a culture of safety and sustainability,

•	Minimize excessive or inappropriate risk,

•	Promote consistent benefit programs,

•	Limit perquisites, and

•	Provide independent oversight.

This proposal allows our stockholders to express their opinions regarding the decisions of the compensation and management development committee on the prior year’s annual compensation to the named executive officers. Because your vote on this proposal is advisory, it will not affect compensation already paid or awarded to our named executive officers or be binding on the company, the board or compensation and management development committee. However, the board and committee will carefully consider the voting results on this proposal in future decisions on executive compensation. Your advisory vote will serve as an additional tool to guide the board and the compensation and management development committee in continuing to improve the alignment of the company’s executive compensation programs with the interests of Hess and its stockholders, and is consistent with our commitment to high standards of corporate governance.

For the reasons stated in the Executive Summary and elsewhere in “Compensation Discussion and Analysis” starting at page 14, we believe that our executive compensation program is well-designed, appropriately aligns executive pay with company performance and incentivizes management to work for the long-term growth of the company. Accordingly, the board of directors recommends that stockholders endorse our executive compensation program by voting FOR the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Adoption of the resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2011 annual meeting. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER VOTING ON EXECUTIVE COMPENSATION

Stockholders have an opportunity to cast an advisory vote on whether the company should conduct future advisory votes on executive compensation every year, every two years, or every three years, as required pursuant to Section 14A of the Securities Exchange Act of 1934.

After careful consideration of the arguments in favor of each period, the board believes that conducting a vote on executive compensation every year is in the best interest of the company and its stockholders. In formulating this recommendation, the board recognized that an annual advisory vote would provide the highest level of accountability and promote direct and immediate feedback by enabling the non-binding stockholder vote to approve the compensation of our named executive officers to correspond with the most recent executive compensation information disclosed in our proxy statement. While the company’s executive compensation programs are designed to promote a long-term connection between pay and performance, executive compensation disclosures are made annually and the board believes that an annual advisory vote on executive compensation is consistent with our policy of regular engagement with our stockholders. While the board believes it is important for stockholders to judge the alignment of compensation programs with performance over the long-term, it is confident that stockholders will thoughtfully assess this long-term alignment in the annual vote.

Stockholders are not voting to approve or disapprove the board’s recommendation. Stockholders will be able to specify one of four choices on the proxy card: every year, every two years, every three years or abstain. Because your vote on this matter is advisory, it will not be binding on the company, the board or the compensation and management development committee. However, the board values the opinions expressed by stockholders and will carefully consider the voting results and take them into account in making its determination of the frequency of stockholder votes on executive compensation.

For the reasons outlined above, the board of directors recommends that stockholders vote for a frequency of “every year”.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected the firm of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2011. Ernst & Young LLP has acted for the company in this capacity for many years. The board proposes that the stockholders ratify this selection at the annual meeting. Ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the company for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted as present and will have the effect of a vote against the proposal. Broker non-votes will be counted as present and entitled to vote on the proposal.

If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent registered public accountants will be reconsidered by the audit committee.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

  Independent Registered Public Accountants Fee Information

Ernst & Young LLP’s fees, by category of professional service in each of the last two fiscal years, were (in thousands):

	2010	2009

Audit Fees	$10,929	$9,789
Audit-Related Fees	1,115	1,067
Tax Fees	2,709	1,538
All Other Fees	63	—

Total	$14,816	$12,394

Ernst & Young LLP audit fees include fees associated with the last annual audit, the reviews of the company’s quarterly reports on Form 10-Q, reporting on the effectiveness of internal controls over financial reporting, SEC registration statements, and statutory audits required internationally.

Ernst & Young’s fees for audit-related services include pension and savings plan audits, attest services not required by statute or regulation, accounting consultations, acquisition reviews, and consultations on internal accounting controls.

Tax fees include tax compliance services and United States and international tax advice and planning.

All other fees in 2010 relate to services rendered in connection with an enterprise risk management project.

As part of its responsibility for oversight of the independent registered public accountants, the audit committee has established a pre-approval policy for the provision of audit and permitted non-audit services provided by the company’s independent registered public accountants. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent registered public accountants is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the audit committee. Each such service and budgeted amount is thereafter updated quarterly. Any type of permitted service not previously approved by the audit committee must be specifically pre-approved before the service can be provided. For each fiscal year, the audit committee may determine appropriate ratios between categories of services and the total fees paid to the independent registered public accountants. The audit committee has delegated authority to the chairman of the audit committee to approve additional services or an increase in fees for a previously approved service in excess of the budgeted amount for that service. However, any increased fees or additional services so approved must be reported to the audit committee at its next scheduled meeting. In 2010 and 2009, all audit, audit-related, tax and other fees were pre-approved by the audit committee or the chairman of the audit committee. The audit committee has determined that the provision of all services approved in accordance with this policy is not incompatible with the independence of the independent registered public accountants.

PROPOSAL TO APPROVE THE HESS CORPORATION PERFORMANCE
INCENTIVE PLAN FOR SENIOR OFFICERS, AS AMENDED

In December 2005, the compensation and management development committee of the board of directors (the “committee”) approved, and the board of directors adopted, the Hess Corporation Performance Incentive Plan for Senior Officers (the “plan”). The company’s stockholders approved the plan at the 2006 annual meeting. The plan permits the company to limit awards of incentive cash compensation and restricted or deferred stock (the “awards”) granted to the chief executive officer and other designated senior officers in any year based on the company’s financial performance for the preceding year. After a review of the plan and the company’s compensation policies by the committee, with the assistance of the committee’s compensation consultant, the committee decided to recommend an increase in the specified floor used to determine “adjusted cash flow from operations” under the plan, a specified percentage of which represents the maximum awards that can be granted to certain senior officers. This amendment will have the effect of reducing the maximum amount of restricted stock and cash bonus that can be awarded to any plan participant from that which would be permitted under the current plan. Accordingly, on February 2, 2011, the committee approved, and on February 2, 2011, the board of directors adopted, an amendment to the plan, subject to stockholder approval to increase this specified floor used to determine “adjusted cash flow from operations” under the plan from $550 million to $1,750 million.

If this proposal is adopted, Section 2.k of the plan would be amended to read as follows:

“Specified Floor” means one billion, seven hundred and fifty million dollars ($1,750 million), unless within the first 90 days of any Performance Year, the Committee specifies a higher amount as the Specified Floor for that Performance Year.”

The board of directors believes that the plan, as so amended, is consistent with good governance practices generally and that approval of the plan, as amended, is in the best interests of shareholders.

The board of directors recommends a vote FOR this proposal to approve the plan, as amended to increase the specified floor from $550 million to $1,750 million. Approval of the plan, as so amended, will require the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not considered to be votes cast and will not affect the outcome of the vote.

The principal features of the plan, as amended as described above, are summarized in this proxy statement. Stockholders should read the full text of the plan, as amended and restated, for a full statement of its legal terms and conditions. The full text of the plan, as amended and restated, is attached as Annex A to this proxy statement.

The purpose of the plan is to limit awards of incentive cash compensation and restricted or deferred stock granted to the chief executive officer and other designated senior officers in any year based on the company’s financial performance for the preceding year. The terms and conditions of the plan are intended to assure that the awards will be deductible for federal income tax purposes as qualified performance-based compensation under section 162(m) of the Internal Revenue Code. This plan is designed to condition and limit participants’ actual awards based on the financial performance of the company, not to increase awards above the levels that the committee would otherwise approve.

Under the plan, the committee has the authority to designate the senior officers of the company who will participate in the plan. The participants are expected to include the company’s chief executive officer, the chief financial officer and the company’s three other most highly paid executive officers. Within the first 90 days of each year (the “performance year”), the committee will establish each participant’s maximum awards for the year following the performance year (the “award year”) expressed as a percentage of the company’s adjusted cash flow from operations for the performance year. No participant’s maximum awards percentage may exceed 1% of adjusted cash flow from operations for the performance year, and the maximum awards percentages of all participants may not exceed 5% of adjusted cash flow from operations for the performance year.

Under the plan, as amended, the term “adjusted cash flow from operations” would be defined as the excess of net cash provided by operating activities (excluding changes in other operating assets and liabilities), as shown in the statement of consolidated cash flows in the audited consolidated financial statements of the company for the performance year (see, e.g., page 51 of the company’s 2010 Form 10-K), over $1,750 million (an increase of $1,200 million over the $550 million currently under the Plan), unless the committee specifies a higher amount for any performance year.

After the company’s independent auditors have completed their audit of the company’s financial statements for a performance year, and before any award is made to any participant during the next following award year, the committee will certify the company’s adjusted cash flow from operations for the performance year. Each participant’s combined awards of incentive cash compensation and restricted or deferred stock for that award year may not exceed that participant’s maximum awards percentage for the performance year multiplied by the company’s adjusted cash flow from operations for the performance year, as certified by the committee. For this purpose, awards of restricted or deferred stock will be valued based on the closing price of the company’s common stock on the New York Stock Exchange on the last trading day before the date of the award.

The plan gives the committee unlimited discretion to reduce each participant’s combined awards of incentive cash compensation and restricted or deferred stock below the maximum awards permitted under the plan. Because of this unlimited discretion, awards that will hereinafter be granted to or received by the company’s chief executive officer, chief financial officer, and the company’s three other most highly paid executive officers, other than the chief executive officer and the chief financial officer, are not presently determinable.

The committee, which is composed of “outside directors” who are “disinterested persons” as such terms are respectively defined under section 162(m) of the Internal Revenue Code and Rule 16b-3 promulgated under the Securities Exchange Act of 1934 has the sole authority to approve awards under the plan, and its actions with respect to the plan shall be final, binding, and conclusive on all persons.

As required by section 162(m), the plan provides that no awards will be made to any senior officer who has been designated as a plan participant unless the material terms of the plan are disclosed to and approved by the company’s stockholders.

If approved by the stockholders, the plan, as amended to increase the specified floor from $550 million to $1,750 million, will be effective for any award made in 2012 for the 2011 performance year, and for any award made in subsequent years.

OTHER MATTERS

The board of directors knows of no other matters to come before the meeting. Should any unanticipated business properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment. The accompanying proxy confers discretionary authority to such persons to vote on any unanticipated matters.

The cost of preparing and mailing the notice of internet availability of proxy materials, this proxy statement and the accompanying proxy and the cost of solicitation of proxies on behalf of the board of directors will be borne by the company. Solicitation will be made by mail and internet. Some personal solicitation may be made by directors, officers and employees without special compensation, other than reimbursement for expenses. In addition, D. F. King & Co. has been retained to aid in the solicitation. Its fees for this solicitation are not expected to exceed $30,000, exclusive of expenses.

Proposals which stockholders wish to include in the company’s proxy materials relating to the 2012 annual meeting of stockholders must be received by the company no later than November 26, 2011. Notice of any stockholder proposal for the 2012 annual meeting which the proponent does not wish to include in the company’s proxy materials for that meeting will be considered untimely if not received by the company on or before February 9, 2012.

The company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to the company’s secretary at the company’s principal executive office set forth on the first page of this proxy statement, a copy of the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or the company’s proxy statement.

The information provided on the company’s website (www.hess.com) is referenced in this proxy statement for information purposes only. Neither the information on the company’s website, nor the information in the company’s sustainability report shall be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

It is important that proxies be returned promptly. Stockholders are urged to date and sign the proxy card if they have requested a paper copy of proxy materials and return it promptly in the accompanying envelope, or to vote via the internet or by calling the toll-free number as instructed on the proxy card or the Notice of Internet Availability of Proxy Materials.

By order of the Board of Directors,

George C. Barry
    Secretary
New York, New York
March 25, 2011

Annex A

HESS CORPORATION
PERFORMANCE INCENTIVE PLAN FOR SENIOR OFFICERS

SECTION 1.  General Purpose of Plan.

The name of this plan is the Hess Corporation Performance Incentive Plan for Senior Officers (the “Plan”). The purpose of the Plan is to condition and limit awards of incentive compensation and restricted stock to designated senior officers of Hess Corporation (the “Company”) in any year based on the financial performance of the Company for the preceding year. The conditions and limitations imposed on such awards under the Plan are intended to qualify the awards as performance based compensation for purposes of section 162(m) of the Internal Revenue Code.

SECTION 2.  Definitions.

a. “Adjusted Cash Flow from Operations” means the excess, if any, of net cash provided by operating activities (excluding changes in other operating assets and liabilities), as shown in the audited financial statements of the Company and its consolidated subsidiaries for each Performance Year over the Specified Floor.

b. “Award” means any award of Incentive Compensation or Restricted Stock made to a Participant during an Award Year, whether such award is paid or deferred during the Award Year, and whether or not such award is subject to further performance or service conditions after the date of the award.

c. “Award Year” means the calendar year next following each Performance Year.

d. “Code” means the Internal Revenue Code of 1986, as amended.

e. “Committee” means the Compensation and Management Development Committee of the Company’s Board of Directors, or any successor committee of the Company’s Board of Directors which has authority to approve Awards and which consists solely of outside directors within the meaning of section 162(m)(4)(C)(i) of the Code and the regulations thereunder.

f. “Incentive Compensation” means a bonus or other cash payment awarded by the Committee to a Participant during an Award Year under the Company’s practice of making annual payments of incentive compensation to senior officers based on performance during the preceding Performance Year.

g. “Maximum Awards” means the maximum dollar amount of the Awards that the Committee may award to any Participant during an Award Year.

h. “Participant” means a senior officer of the Company whom the Committee has designated as a Participant in the Plan for any Performance Year.

i. “Performance Year” means 2011 and each succeeding year.

j. “Restricted Stock” means any shares of restricted stock or deferred stock awarded by the Committee to a Participant during an Award Year under the Company’s Stock Plan. For purposes of determining any Participant’s Maximum Awards, an award of Restricted Stock shall be considered to have a value equal to the closing price of the Company’s common stock on the New York Stock Exchange on the last trading date before the date of the award multiplied by the number of shares included in the award, and there shall be no discount reflecting any additional performance or service conditions applicable to such award.

k. “Specified Floor” means one billion, seven hundred and fifty million dollars ($1,750 million), unless within the first 90 days of any Performance Year, the Committee specifies a higher amount as the Specified Floor for that Performance Year.

l. “Stock Plan” means the Company’s Second Amended and Restated 1995 Long-Term Incentive Plan, or any successor plan under which the Company makes awards of Restricted Stock.

SECTION 3.  Designation of Participants.

Within the first 90 days of each Performance Year, the Committee will designate the Plan Participants for that Performance Year. The Participants will include the Company’s Chief Executive Officer and such other senior officers of the Company as the Committee shall designate. It is intended that the Participants designated by the Committee will include, but not be limited to, each senior officer of the Company who the Committee then reasonably expects to be among the four highest compensated senior officers of the Company (other than the Chief Executive Officer) at the end of the Award Year following the Performance Year.

SECTION 4.  Maximum Award Percentages.

Within the first 90 days of each Performance Year, the Committee will establish each Participant’s Maximum Awards for the Award Year following the Performance Year expressed as a percentage of Adjusted Cash Flow from Operations for the Performance Year. No Participant’s Maximum Awards percentage may exceed 1% of Adjusted Cash Flow from Operations for the Performance Year, and the Maximum Awards percentages of all Participants may not exceed 5% of Adjusted Cash Flow from Operations for the Performance Year.

SECTION 5.  Certification of Adjusted Cash Flow from Operations.

After the Company’s independent auditors have completed their audit of the Company’s financial statements for the Performance Year, and before any Award is made to any Participant during the next following Award Year, the Committee will determine and certify in writing the amount of Adjusted Cash Flow from Operations for the Performance Year.

SECTION 6.  Committee’s Authority to Make Awards.

a. After the Committee has certified Adjusted Cash Flow from Operations for the Performance Year, the Committee will determine the dollar amount of each Participant’s Maximum Awards for the Award Year by multiplying Adjusted Cash Flow from Operations, as so certified, by that Participant’s Maximum Awards percentage. A Participant’s total Awards for any Award Year may not exceed that Maximum Awards dollar amount.

b. Subject to each Participant’s Maximum Awards limit and the separate award limits under the Stock Plan, the Committee will have sole and complete discretion to determine the amount of any Participant’s Award of Incentive Compensation or Restricted Stock during an Award Year and to determine the allocation of such Awards between Incentive Compensation and Restricted Stock. If Awards of Incentive Compensation and Restricted Stock are made at different times during any Award Year, any prior Award to a Participant will reduce the maximum amount of any subsequent Award to that Participant.

c. In exercising its discretion to determine a Participant’s Awards of Incentive Compensation and Restricted Stock, and to reduce the total of these Awards below a Participant’s Maximum Awards, the Committee may utilize individual or other performance criteria with respect to such separate Awards.

d. Notwithstanding the foregoing, the Maximum Awards limit will cease to apply with respect to a Participant who has died or become disabled, and the Maximum Awards limits will cease to apply to all Participants in the event the Company experiences a change in control (as defined in the Stock Plan).

SECTION 7.  Relationship to Stock Plan.

With respect to Awards of Restricted Stock, the terms and conditions of this Plan limit the Committee’s discretion to make awards under the Stock Plan, but do not otherwise affect any of the terms or conditions of the Stock Plan.

SECTION 8.  Relationship to Annual Incentive Compensation Program.

Any senior officer who has been designated as a Participant in this Plan for a Performance Year will be eligible to receive an Award of Incentive Compensation based on his or her performance during that Performance Year only in accordance with the terms and conditions of this Plan.

SECTION 9.  Authority of Committee.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, Participants, any person claiming rights under the Plan form or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.

SECTION 10.  Shareholder Approval.

No awards shall be made to any senior officers designated as a Participant with respect to the 2011 Performance Year or any later year unless and until the material terms of the Plan have been disclosed to and approved in a separate vote by the Company’s shareholders.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Hess Corporation

INTERNET
http://www.proxyvoting.com/hes
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
     Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 WO#     Fulfillment#
70889          70909
▼ FOLD AND DETACH HERE ▼

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	Please mark your votes as indicated in this example	☒
The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, FOR a vote EVERY YEAR in Proposal 3 and FOR Proposals 4 and 5.

1.	Election of the following nominees as Directors for three-year terms expiring in 2014.

	Nominees:	FOR	AGAINST	ABSTAIN
	1.1 E.E. Holiday	☐	☐	☐
	1.2 J.H. Mullin	☐	☐	☐
	1.3 F.B. Walker	☐	☐	☐
	1.4 R.N. Wilson	☐	☐	☐

			FOR	AGAINST	ABSTAIN
2.	Approval of the advisory resolution on executive compensation.		☐	☐	☐

		EVERY	EVERY 2	EVERY 3
		YEAR	YEARS	YEARS	ABSTAIN

3.	Approval of holding an advisory vote on executive compensation every one, two or three years, as indicated.	☐	☐	☐	☐

			FOR	AGAINST	ABSTAIN

4.	Ratification of the selection of Ernst & Young LLP as independent auditors for fiscal year ending December 31, 2011.		☐	☐	☐

			FOR	AGAINST	ABSTAIN

5.	Approval of the performance incentive plan for senior officers, as amended.		☐	☐	☐

Receipt of Notice of the Annual Meeting and of the 2011 Proxy Statement is hereby acknowledged.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such.

You can now access your Hess Corporation account online.
Access your Hess Corporation account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Hess Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The 2011 Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxyvoting.com/hes
▼ FOLD AND DETACH HERE ▼
HESS CORPORATION
P R O X Y
PROXY SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 2011
The undersigned hereby appoints JOHN B. HESS and GREGORY P. HILL, or any of them, proxies, each with power of substitution, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hess Corporation to be held at its offices, 1 Hess Plaza, Route 9, Woodbridge, New Jersey, on May 4, 2011, at 2:00 p.m., local time, and all adjournments or postponements thereof, as directed on the reverse side of this card, and in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment or postponements thereof.
The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.
Please indicate on the reverse side of this card how your stock is to be voted.
If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposal 2, FOR a vote EVERY YEAR in Proposal 3 and FOR Proposals 4 and 5 on the reverse side of this card.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
WO#        Fulfillment#
70889          70909